EXECUTION COUNTERPART

                        LOAN FACILITY AGREEMENT
                              AND GUARANTY

                              	by and among

                            	RUBY TUESDAY, INC.,

                  	SUNTRUST BANK, ATLANTA, as Servicer

                                    	and

                     	EACH OF THE PARTICIPANTS PARTY HERETO




                             	Dated as of May 30, 1997


                         LOAN FACILITY AGREEMENT AND GUARANTY

         	Table of Contents
                                                              	Page

I.  DEFINITIONS 	                                               2
1.1	Definitions	                                                2
    Adjusted LIBO Rate	                                         2
    Advance	                                                    2
    Affiliate	                                                  2
    Agreement	                                                  2
    Assignment and Acceptance	                                  2
    Bankruptcy Code	                                            2
    Borrower	                                                   2
    Borrower Rate 	                                             3
    Business Day	                                               3
    Capital Lease	                                              3
    Capital Lease Obligation	                                   3
    Change in Control Provision	                                3
    Closing Date	                                               3
    Collateral	                                                 3
    Collateral Agreement	                                       3
    Commitment	                                                 3
    Commitment Fee	                                             3
    Consolidated Companies	                                     3
    Consolidated Funded Debt	                                   4
    Consolidated Interest Expense	                              4
    Consolidated Net Income (Loss)	                             4
    Consolidated Net Worth	                                     4
    Contractual Obligation	                                     4
    Credit Event	                                               4
    Credit Parties	                                             4
    Defaulted Borrower	                                         4
    Defaulted Loan	                                             4
    Dollar" and "U.S. Dollar" and the sign "$	                  4
    EBITR	                                                      4
    Eligible Assignee	                                          5
    Environmental Laws	                                         5
    ERISA	                                                      5
    ERISA Affiliate	                                            5
    Executive Officer	                                          5
    Federal Funds Rate	                                         6
    Fee Letter	                                                 6
    Final Termination Date	                                     6
    Fiscal Year	                                                6
    Fiscal Year End	                                            6
    Fixed Charge Coverage Ratio	                                6
    Fixed Charges	                                              6
    Franchisee Loan Program	                                    6
    Fronting Advance	                                           7
    Fully Guaranteed Pool	                                      7
    Funded Debt	                                                7
    Funded Participant's Interest	                              7
    Funding Approval Notice	                                    7
    Funding Request	                                            7
    GAAP	                                                       8
    Guaranteed Obligations	                                     8
    Guarantors	                                                 8
    Guaranty	                                                   8
    Guaranty Agreement	                                         8
    Hazardous Substances                                        9
    Hostile Acquisition	                                        9
    Indebtedness	                                               9
    Initial Funding Request	                                    9
    Interest Rate Contract	                                     9
    Investment	                                                 9
    LIBOR	                                                     10
    LIBOR Lease Transaction	                                   10
    Lien	                                                      10
    Limited Guaranty Pool	                                     10
    Loan	                                                      10
    Loan Commitment	                                           10
    Loan Agreement	                                            10
    Loan Default	                                              11
    Loan Documents	                                            11
    Loan Indebtedness	                                         11
    Loan Payment Default	                                      11
    Loan Term	                                                 11
    Margin Regulations	                                        11
    Material Subsidiary	                                       11
    Materially Adverse Effect	                                 11
    Maturity Date	                                             12
    Maximum Amount	                                            12
    MFCI	                                                      12
    MHCI	                                                      12
    Moody's	                                                   12
    Morrison	                                                  12
    Multiemployer Plan	                                        12
    Net Proceeds	                                              12
    Operative Documents	                                       12
    Participant	                                               12
    Participating Commitment	                                  12
    Participant Funding	                                       12
    Participant's Interest	                                    12
    Participant's Unused Commitment	                           13
    Participation Certificate	                                 13
    Payment Date	                                              13
    Payment Period	                                            13
    PBGC	                                                      13
    Permitted Liens	                                           13
    Person	                                                    13
    Personal Guaranty	                                         13
    Plan	                                                      13
    Pro Rata Share	                                            13
    Promissory Note	                                           14
    Regulation D	                                              14
    Release	                                                   14
    Remedial Action	                                           14
    Rental Obligations	                                        14
    Required Participants	                                     14
    Requirement of Law	                                        14
    Response Period	                                           15
    Restructuring Charges	                                     15
    Reuters Screen	                                            15
    Servicing Agreement	                                       15
    Servicing Fee	                                             15
    Servicing Report	                                          15
    Servicer	                                                  15
    Sharing Agreements	                                        15
    Sponsor's Fee	                                             15
    Spousal Consent	                                           15
    Standard & Poor's	                                         15
    Subordinated Debt	                                         15
    Subsidiary	                                                16
    Tax Code	                                                  16
    Taxes	                                                     16
    Telerate	                                                  16
    Total Capitalization	                                      16
    Transaction	                                               16
    Unmatured Credit Event                                    	16
    Voting Stock	                                              16
1.2	Accounting Terms and Determination.	                       17
1.3	Other Definitional Terms	                                  17
1.4	Exhibits and Schedules	                                    17

II.   LOAN FACILITY	                                           17
2.1	Establishment of Commitment; Terms of Loans	               17
2.2	Conveyance of Participant's Interest	                      18
2.3	Funding of Advances; Funding of Participant's
    Interest in Loans	                                         19
2.4	Commitment Fees.	                                          21
2.5	Interest on Funded Participant's Interest	                 21
2.6	Default Interest	                                          22
2.7	Voluntary Reduction of the Unutilized Commitment 	         22
2.8	Extension of Commitment	                                   23
2.9	Reserve Requirements; Change in Circumstances	             24
2.10	Pro Rata Treatment	                                       25
2.11	Payments	                                                 25
2.12	Sharing of Setoffs	                                       26

III.SERVICER'S SERVICING OBLIGATIONS; DISTRIBUTION
    OF PAYMENTS                                               	27
3.1	Servicer's Obligations with Respect to Loans; Collateral;
    Non-Recourse	                                              27
3.2	Application of Payments	                                   27
3.3	Servicing Report	                                          29

IV.   LOAN DEFAULT; RIGHT TO MAKE GUARANTY DEMAND	             29
4.1	Notice Of Loan Default	                                    29
4.2	Waiver or Cure By The Sponsor; Fully Guaranteed Pool	      29
4.3	Defaulted Loan Guaranty Demand	                            30
4.4	No Waiver or Cure Available.	                              30

V.   REPRESENTATIONS AND WARRANTIES	                           31
5.1	Representations and Warranties	                            31
5.2	Representations and Warranties with Respect to Specific
    Loans                                                     	38

VI. COVENANTS	                                                 39
6.1	Affirmative Covenants	                                     39
6.2	Negative Covenants	                                        45

VII.CREDIT EVENT	                                              52
7.1	Credit Events	                                             52

VIII.GUARANTY                                                  55
8.1	Unconditional Guaranty	                                    55
8.2	Continuing Guaranty	                                       56
8.3	Waivers	                                                   56
8.4	Additional Actions	                                        57
8.5	Additional Waivers	                                        57
8.6	Postponement of Obligations	                               57
8.7	Effect on additional Guaranties	                           58
8.8	Reliance on Guaranty and Purchase Obligation; Disclaimer of
    Liability	                                                 58
8.9	Reinstatement of Obligations	                              59
8.10 Right to Bring Separate Action                            59

IX. INDEMNIFICATION	                                           59
9.1	Indemnification.	                                          59
9.2	Notice Of Proceedings; Right To Defend	                    60
9.3	Third Party Beneficiaries	                                 61

X.  SURVIVAL OF LOAN FACILITY	                                 62

XI. CONDITIONS PRECEDENT	                                      62
11.1 Receipt of Documents                                      62

XII.THE SERVICER	                                              63
12.1 Appointment of Servicer as Agent                          63
12.2 Nature of Duties of Servicer	                             63
12.3	Lack of Reliance on the Servicer	                         63
12.4	Certain Rights of the Servicer	                           64
12.5	Reliance by Servicer	                                     64
12.6	Indemnification of Servicer	                              65
12.7	The Servicer in its Individual Capacity	                  65
12.8	Holders of Participation Certificates	                    65

XIII. MISCELLANEOUS	                                           66
13.1	Notices	                                                  66
13.2	Amendments, Etc	                                          66
13.3	No Waiver; Remedies Cumulative	                           67
13.4	Payment of Expenses, Etc.	                                67
13.5	Right of Setoff	                                          68
13.6	Benefit of Agreement; Assignments; Participations	        68
13.7	Governing Law; Submission to Jurisdiction	                70
13.8	Counterparts	                                             71
13.9	Severability	                                             71
13.10	Independence of Covenants	                               71
13.11	Change in Accounting Principles, Fiscal Year or Tax Laws	71
13.12	Headings Descriptive; Entire Agreement	                  72


EXHIBITS


Exhibit A	-	Form of Assignment and Acceptance
Exhibit B	-	Form of Guaranty Agreement
Exhibit C	-	Form of Loan Agreement
Exhibit D	-	Form of Participation Certificate
Exhibit E	-	Form of Promissory Note
Exhibit F	-	Form of Servicing Report


SCHEDULES

Schedule 5.1(a)	-	Percentage of Ownership of Subsidiaries and
Restrictions Thereon
Schedule 5.1(e)	-	Litigation
Schedule 5.1(h)(i)	-	Environmental Liabilities
Schedule 5.1(h)(ii)	-	Environmental Notices
Schedule 5.1(h)(iii)	-	Environmental Permits
Schedule 5.1(l)	-	Taxes
Schedule 5.1(m)	-	Subsidiaries
Schedule 5.1(o)	-	ERISA
Schedule 5.1(p)	-	Patents and Trademarks
Schedule 5.1(q)	-	Ownership of Properties
Schedule 6.2(a)	-	Existing Indebtedness
Schedule 6.2(b)	-	Existing Liens

LOAN FACILITY AGREEMENT AND GUARANTY


THIS LOAN FACILITY AGREEMENT AND GUARANTY (the "Agreement") made as of this 30th day of May, 1997, by and among RUBY TUESDAY, INC., a Georgia corporation having its principal place of business and chief executive office at 4271 Morrison Drive, Mobile, Alabama 36625 ("Sponsor"), SUNTRUST BANK, ATLANTA ("STBA") and each of the other lending institutions listed on the signature pages hereto (STBA, such lenders, together with any assignees thereof becoming "Participants" pursuant to the terms of this Agreement, the "Participants") and SUNTRUST BANK, ATLANTA, a banking corporation organized and existing under the laws of Georgia having its principal office in Atlanta, Georgia, as Servicer and agent for the Participants (in such capacity, the "Servicer").

W I T N E S S E T H:

WHEREAS, Sponsor has established franchise relationships with certain restaurant owners (the "Franchisees") across the United States to own and operate restaurants under the "Ruby Tuesday" franchise;

WHEREAS, in connection therewith, Sponsor wishes to establish a loan program with the Servicer to provide working capital lines of credit to the Franchisees for business purposes arising in connection with the acquisition of such franchise rights and the operation of such restaurants and wishes to have the Participants buy an ownership interest in such loans and the security therefor;

WHEREAS, the Servicer and the Participants have agreed to make such lines of credit available to the Franchisees upon the terms and conditions set forth herein and in the Servicing Agreement, dated as of even date herewith by and between the Servicer and the Sponsor (as hereafter amended, modified or supplemented, the "Servicing Agreement"), including, without limitation, (x) the obligation of the Sponsor to purchase all outstanding loans and loan commitments upon the occurrence of certain credit events and (y) the limited guaranty obligations of the Sponsor with respect to the loans, all as more particularly set forth below;

THEREFORE, upon the terms and conditions hereinafter stated, and in consideration of the mutual premises set forth above and other adequate consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:



I.  DEFINITIONS

I.1	Definitions.  In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

"Adjusted LIBO Rate" shall mean, with respect to each Payment
Period, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined pursuant to the following formula:

"Adjusted LIBO Rate"     =         LIBOR

1.00 - LIBOR Reserve Percentage

As used herein, LIBOR Reserve Percentage shall mean, for any Payment Period for any Funded Participant's Interest outstanding hereunder, the reserve percentage (expressed as a decimal) equal to the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or against any successor category of liabilities as defined in Regulation D).

"Advance" means a funding of an advance pursuant to the Loan
Commitment of any Borrower pursuant to a Funding Request.

"Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by, or under common control with, such Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by", and "under common control with") as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person.

"Agreement" means this Loan Facility Agreement and Guaranty as it may hereafter be amended or modified.

"Assignment and Acceptance" shall mean an assignment and acceptance entered into by a Participant and an Eligible Assignee in accordance with the terms of this Agreement and substantially in the form of Exhibit A.

"Bankruptcy Code" shall mean The Bankruptcy Code of 1978, as amended and in effect from time to time (11 U.S.C. sec. 101 et seq.).

"Borrower" means a Franchisee or other affiliated Person who is primarily liable for repayment of a Loan as a result of having executed Loan Documents as maker, or its permitted assignee.
"Borrower Rate" shall mean, with respect to each Loan, the Prime
Rate per annum plus any additional margin per annum specified for such Loan by Sponsor in the applicable Funding Approval Notice, such margin not to exceed four percent (4.0%) per annum.

"Business Day" shall mean any day excluding Saturday, Sunday and any other day on which banks are required or authorized to close in Atlanta, Georgia.

"Capital Lease" shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on a balance sheet of such Person, other than, in the case of Sponsor or any of its Subsidiaries, any such lease under which Sponsor or a wholly-owned Subsidiary of Sponsor is the lessor.

"Capital Lease Obligation" shall mean, with respect to any Capital
Lease, the amount of the obligation of the lessee thereunder which would, in accordance with GAAP, appear on a balance sheet of such lessee in respect of such Capital Lease.

"Change in Control Provision" shall mean any term or provision contained in any indenture, debenture, note, or other agreement or document evidencing or governing Indebtedness of Sponsor evidencing debt or a commitment to extend loans in excess of $2,000,000 which requires, or permits the holder(s) of such Indebtedness of Sponsor to require that such Indebtedness of Sponsor be redeemed, repurchased, defeased, prepaid or repaid, either in whole or in part, or the maturity of such Indebtedness of Sponsor to be accelerated in any respect, as a result of a change in ownership of the capital stock of Sponsor or voting rights with respect thereto.

"Closing Date" means, for any Loan, the date upon which the Loan
Documents with respect to such Loan are executed and delivered and the Loan Commitment is established thereunder.

"Collateral" means property subject to a security interest or lien which secures a Loan.

"Collateral Agreement" means an agreement executed by a Borrower and any other Persons primarily or secondarily liable for all or part of the Loan, granting a security interest to the Servicer in specified Collateral as security for such Loan.

"Commitment" shall have the meaning set forth in Section 2.1(a) hereof.

"Commitment Fee" shall have the meaning set forth in Section 2.4.

"Consolidated Companies" shall mean, collectively, Sponsor and all of its Subsidiaries.

"Consolidated Funded Debt" shall mean, as of any date of determination, the Funded Debt of the Consolidated Companies.

"Consolidated Interest Expense" shall mean, for any period, total interest expense of the Consolidated Companies (including without limitation, interest expense attributable to Capital Leases, all capitalized interest, all commissions, discounts and other fees and charges owed with respect to bankers acceptance financing, net costs (i.e., costs minus benefits) under Interest Rate Contracts, and total interest expense (whether shown as interest expense or as loss and expenses on sales of receivables) under a receivables purchase facility) determined on a consolidated basis in accordance with GAAP.

"Consolidated Net Income (Loss)" shall mean, with reference to any period, the net income (or deficit) of the Consolidated Companies for such period (taken as a cumulative whole), after deducting all operating expenses, provisions for all taxes and reserves (including reserves for deferred income taxes) and all other proper deductions, all determined in accordance with GAAP on a consolidated basis, after eliminating all intercompany transactions and after deducting portions of income properly attributable to minority interests, if any, in the stock and surplus of the Subsidiaries of the Sponsor.

"Consolidated Net Worth" shall mean the shareholders' equity of the Sponsor and its Subsidiaries calculated in accordance with GAAP, less treasury stock.

"Contractual Obligation" of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property owned by it is bound.

"Credit Event" shall have the meaning set forth in Section 7.1 of this Agreement.

"Credit Parties" shall mean, collectively, each of the Sponsor and the Guarantors.

"Defaulted Borrower" means a Borrower under a Defaulted Loan.

"Defaulted Loan" means a Loan evidenced by Loan Documents under the terms of which exist one or more Loan Defaults which have not been cured or waived as permitted herein.

"Dollar" and "U.S. Dollar" and the sign "$" shall mean lawful money of the United States of America.

"EBITR" shall mean for any period, the Consolidated Net Income
(Loss) of the Consolidated Companies, plus, to the extent deducted therefrom in determining Consolidated Net Income (Loss), the sum of (i) Consolidated Interest Expense, (ii) provision for income taxes (whether paid or deferred), (iii) Rental Obligations for such period, and (iv) Restructuring Charges, and without giving effect to any extraordinary gains or losses, any other non-cash charges or gains or losses from sales of assets other than inventory sold in the ordinary course of business.

"Eligible Assignee" shall mean (i) a commercial bank organized under the laws of the United States or any state thereof having total assets in excess of $1,000,000,000.00 or any commercial finance or asset-based lending Affiliate of any such commercial bank and (ii) any Participant.

"Environmental Laws" shall mean all federal, state, local and foreign statutes and codes or regulations, rules or ordinances issued, promulgated, or approved thereunder, now or hereafter in effect
(including, without limitation, those with respect to asbestos or asbestos containing material or exposure to asbestos or asbestos containing material), relating to pollution or protection of the environment and relating to public health and safety, relating to (i) emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial toxic or hazardous constituents, substances or wastes, including without limitation, any Hazardous
Substance, petroleum including crude oil or any fraction thereof, any petroleum product or other waste, chemicals or substances regulated by any Environmental Law into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), or (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of any Hazardous Substance, petroleum including crude oil or any fraction thereof, any petroleum product or other waste, chemicals or substances regulated by any Environmental Law, and (iii) underground storage tanks and related piping, and emissions, discharges and releases or threatened releases therefrom, such Environmental Laws to include, without limitation (a) the Clean Air Act (42 U.S.C. sec. 7401 et seq.), (b) the Clean Water Act (33 U.S.C. sec. 1251 et seq.), (c) the Resource Conservation and Recovery Act (42 U.S.C. sec 6901 et seq.), (d) the Toxic Substances Control Act (15 U.S.C. sec. 2601 et seq.), (e) the Comprehensive Environmental Response Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act (42 U.S.C. sec. 9601 et seq.), and (f) all applicable national and local laws or regulations with respect to environmental control.

"ERISA" shall mean the Employee Retirement Income Security Act of
1974, as amended and in effect from time to time.

"ERISA Affiliate" shall mean, with respect to any Person, each trade or business (whether or not incorporated) which is a member of a group of which that Person is a member and which is under common control within the meaning of the regulations promulgated under Section 414 of the Tax Code.

"Executive Officer" shall mean with respect to any Person, the President, Vice Presidents, Chief Financial Officer, Treasurer, Secretary and any Person holding comparable offices or duties.

"Federal Funds Rate" shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of Atlanta, or, if such rate is not so published for any day that is a Business Day, the average quotations for the day of such transactions received by the Servicer from three federal funds brokers of recognized standing selected by it.

"Fee Letter" shall mean that certain letter agreement dated as of even date herewith, by and between the Sponsor and the Servicer, setting forth certain fees applicable to the loan facility described herein, either as originally executed or as hereafter amended or modified.

"Final Termination Date" shall mean the date which is sixty (60) days after the expiration of the last Loan Commitment established hereunder.

"Fiscal Year" shall mean any period of 52 (or, if applicable 53) consecutive weeks ending on the first Saturday occurring after May 30 of any year; references to a Fiscal Year with a number corresponding to any calendar year (e.g., "Fiscal Year 1996") refer to the Fiscal Year ending on the first Saturday occurring after May 30 of that year.

"Fiscal Year End" shall mean the last day of any Fiscal Year.

"Fixed Charge Coverage Ratio" shall mean, for any period, the ratio of (i) EBITR to (ii) Fixed Charges for such period.

"Fixed Charges" shall mean, with reference to any period, determined in accordance with GAAP on a consolidated basis, the sum of the following for the Consolidated Companies, after eliminating all intercompany items:

(a)	Consolidated Interest Expense for such period; and

(b)	all Rental Obligations payable as lessee under any operating lease properly charged or chargeable to income during such period in accordance with GAAP;

provided that any interest charges or rentals paid or accrued by any Person acquired by the Sponsor or any of its Subsidiaries during such period, through purchase, merger, consolidation or otherwise, shall be included in "Fixed Charges" only to the extent that the earnings of such Person are taken into account in determining EBITR for such period.

"Franchisee Loan Program" shall mean that transaction evidenced by
(i) this Agreement wherein the Sponsor has guaranteed, to the extent set forth herein, certain obligations of franchisees of the Sponsor, and (ii) the other "Operative Documents" (as such term is defined herein) executed by the Consolidated Companies in connection herewith and therewith.

"Fronting Advance" shall have the meaning set forth in Section 2.3.

"Fully Guaranteed Pool" shall mean Loans which are subject to the full and unlimited guaranty of the Sponsor pursuant to the terms of
Section 4.2 and Article VIII of this Agreement.

"Funded Debt" shall mean, as applied to any Person, all Indebtedness of such Person which by its terms or by the terms of any instrument or agreement relating thereto matures, or which is otherwise payable or unpaid, one year or more from, or is directly or indirectly renewable or extendable at the option of the debtor to a date one year or more (including an option of the debtor under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more) from, the date of the creation thereof, provided that Funded Debt shall include, as at any date of determination, any portion of such Indebtedness outstanding on such date which matures on demand or within one year from such date (whether by sinking fund, other required prepayment, or final payment at maturity) and shall also include (i) all Indebtedness of such Person for borrowed money under a line of credit, guidance line, revolving credit, bankers acceptance facility or similar arrangement for borrowed money, including, without limitation, all unpaid drawings under letters of credit and unreimbursed amounts pursuant to letter of credit reimbursement agreements, regardless of the maturity date thereof, and (ii) as of any date of determination with respect to the Sponsor, the aggregate guaranty obligations of the Sponsor calculated as of such date (without giving effect to any liability of the Sponsor on any subsequent date) pursuant to the Franchise Loan Program, regardless of the maturity date thereof. In addition, there shall also be included in Funded Debt the present value of all minimum lease commitments to make payments with respect to operating leases of such Person, determined based upon a discount rate of 10% in accordance with discounted present value analytical methodology, and with respect to the Sponsor, shall include the rental obligations of the Sponsor arising pursuant to the LIBOR Lease Transaction assuming, for the purposes of such calculation regardless of the Sponsor's actual election pursuant to the documents executed in connection therewith, that the Sponsor has exercised and will exercise all optional extensions thereof and will exercise its option to remarket the leased properties at the end of the lease term.

"Funded Participant's Interest" means the aggregate outstanding amount of Advances made by a Participant hereunder with respect to the Loans, and shall include, with respect to STBA, the aggregate outstanding amount of Fronting Advances.

"Funding Approval Notice" means a written notice to the Servicer from Sponsor setting forth the conditions of a proposed Loan Commitment, consistent with the requirements therefor as set forth in this Agreement, and containing such information and in substantially such form as shall be agreed to by Servicer and Sponsor pursuant to the Servicing Agreement.

"Funding Request" means (x) a request from a Borrower to the Servicer to fund a portion of such Borrower's Loan Commitment, and (y) the Initial Funding Request.

"GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or, if no such statements are promulgated, then such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

"Guaranteed Obligations" means the aggregate amount of the Loan Indebtedness outstanding under the Loan Documents and guaranteed by the Sponsor pursuant to this Agreement to include, without limitation (i) all principal, interest and commitment fees due with respect to all Loans, including post-petition interest in any proceeding under federal bankruptcy laws, (ii) all fees, expenses, and amounts payable by any Borrower for reimbursement or indemnification under the terms of the Loan Agreement or any other Loan Document executed in connection with the Loan to such Borrower, (iii) all amounts advanced by Servicer to protect or preserve the value of any security for the Loans, and (iv) all renewals, extensions, modifications, and refinancings (in whole or in part) of any of the amounts referred to in clauses (i) and (ii) above).

"Guarantors" shall mean, (i) Tias, Inc., a Texas corporation and
(ii) all other Material Subsidiaries of the Sponsor, and their respective successors and permitted assigns.

"Guaranty" shall mean any contractual obligation, contingent or otherwise (other than letters of credit), of a Person with respect to any Indebtedness or other obligation or liability of another Person, including without limitation, any such Indebtedness, obligation or liability directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including contractual obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such Indebtedness, obligation or liability or any security therefor, or any agreement to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make any payment other than for value received. The amount of any Guaranty shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which guaranty is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

"Guaranty Agreement" shall mean the Guaranty Agreement executed by each of the Material Subsidiaries of the Sponsor in favor of the Servicer and the Participants, substantially in the form of Exhibit B as the same may be amended, restated or supplemented from time to time.

"Hazardous Substances" shall have the meaning assigned to that term in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Acts of 1986.

"Hostile Acquisition" shall mean any Investment resulting in control of a Person involving a tender offer or proxy contest that has not been recommended or approved by the board of directors of the Person that is the subject of the Investment prior to the first public announcement or disclosure relating to such Investment.

"Indebtedness" of any Person shall mean, without duplication (i) all obligations of such Person which in accordance with GAAP would be shown on the balance sheet of such Person as a liability (including, without limitation, obligations for borrowed money and for the deferred purchase price of property or services, and obligations evidenced by bonds, debentures, notes or other similar instruments); (ii) all Capital Lease Obligations; (iii) all Guaranties of such Person; (iv) Indebtedness of others secured by any Lien upon property owned by such Person, whether or not assumed; and (v) obligations or other liabilities under currency contracts, Interest Rate Contracts, or similar agreements or combinations thereof. Notwithstanding the foregoing, in determining the Indebtedness of any Person, there shall be included all obligations of such Person of the character referred to in clauses (i) through (v) above deemed to be extinguished under GAAP but for which such Person remains legally liable except to the extent that such obligations (x) have been defeased in accordance with the terms of the applicable instruments governing such obligations and (y) the accounts or other assets dedicated to such defeasance are not included as assets on the balance sheet of such Person.

"Initial Funding Request" means the Funding Request submitted by a Borrower for the initial Advance on the Closing Date of such Loan.

"Interest Rate Contract" shall mean all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate insurance and other agreements and arrangements designed to provide protection against fluctuations in interest rates, in each case as the same may be from time to time amended, restated, renewed, supplemented or otherwise modified.

"Investment" shall mean, when used with respect to any Person, any direct or indirect advance, loan or other extension of credit (other than the creation of receivables in the ordinary course of business) or capital contribution by such Person (by means of transfers of property to others or payments for property or services for the account or use of others, or otherwise) to any Person, or any direct or indirect purchase or other acquisition by such Person of, or of a beneficial interest in, capital stock, partnership interests, bonds, notes, debentures or other securities issued by any other Person.

"LIBOR" shall mean, for each Payment Period, the offered rate for deposits in U.S. Dollars, for a period of one month and in an amount comparable to the aggregate outstanding Funding Participant's Interest as of the first day of such Payment Period, appearing on Telerate Page 3750 as of 11:00 A.M. (Atlanta, Georgia time) on such date. If two or more of such rates appear on Telerate Page 3750, the rate for that Payment Period shall be the arithmetic mean of such rates. If the foregoing rate is unavailable from Telerate Page 3750 for any reason, then such rate shall be determined by the Servicer from the Reuters Screen LIBO Page or, if such rate is also unavailable on such service, then on any other interest rate reporting service of recognized standing designated in writing by the Servicer to Sponsor; in any such case rounded, if necessary, to the next higher 1/16 of 1.0%, if the rate is not such a multiple.

"LIBOR Lease Transaction" shall mean, collectively, (a) that transaction evidenced by (i) that certain Lease Agreement, dated as of May 30, 1997, by and between Sponsor, as lessee and Atlantic Financial Group, LLP, as lessor, (ii) that certain Master Agreement, dated as of May 30, 1997 by and among Sponsor, Atlantic Financial Group, LLP, SunTrust Bank, Atlanta, as agent and the other financial institutions named therein and (iii) the other Operative Documents (as such term is defined in such Master Agreement) executed by the Consolidated Companies in connection therewith and (b) certain similar lease transaction entered into hereafter by the Consolidated Companies with a syndicate of lenders agented by SunTrust Bank, Atlanta providing an aggregate amount of financing to the Consolidated Companies in the approximate amount of $75,000,000.

"Lien" shall mean any mortgage, pledge, security interest, lien, charge, hypothecation, assignment, deposit arrangement, title retention, preferential property right, trust or other arrangement having the practical effect of the foregoing and shall include the interest of a vendor or lessor under any conditional sale agreement, capitalized lease or other title retention agreement.

"Limited Guaranty Pool" shall mean each of the Loans outstanding hereunder other than the Loans comprising the Fully Guaranteed Pool.

"Loan" means the aggregate Advances made pursuant to a Loan
Commitment, as evidenced by the relevant Promissory Note.

"Loan Commitment" means the commitment of the Servicer to each Borrower to make Advances to such Borrower in the aggregate amount specified in the relevant Promissory Note, subject to the terms and conditions set forth therein.

"Loan Agreement" means the Line of Credit Agreement setting forth the terms and conditions, as between a Borrower and the Servicer, under which the Servicer has established a Loan Commitment to make Advances to the Borrower, substantially in the form of Exhibit C.

"Loan Default" means an occurrence with respect to a Loan which is defined by the applicable Loan Documents to be an event of default (including but not limited to a Loan Payment Default).

"Loan Documents" means the Loan Agreement, the Promissory Note, any Personal Guaranty, any Spousal Consent, the Collateral Agreements, any other documents relating to the Loan delivered by any Borrower or any guarantor or surety thereof to the Servicer and any amendments thereto (provided that such amendments are made with the consent of Sponsor, where such consent is required under this Agreement).

"Loan Indebtedness" means all amounts due and payable by a Borrower under the terms of the Loan Documents for a given Loan, including, without limitation, outstanding principal, accrued interest, any commitment fees, and all reasonable costs and expenses of any legal proceeding brought by the Servicer to collect any of the foregoing (including without limitation, reasonable attorneys' fees actually incurred).

"Loan Payment Default" means the failure of a Borrower to make a payment of principal, accrued interest thereon or any other amounts, within the cure period following the due date therefor, as provided under the applicable Loan Documents.

"Loan Term" means the period from the Closing Date of a Loan
Commitment until the Maturity Date of such Loan Commitment and the Loan outstanding thereunder, which period shall not exceed thirty-seven months.

"Margin Regulations" shall mean Regulation G, Regulation T,
Regulation U and Regulation X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time.

"Material Subsidiary" shall mean (i) each Credit Party other than the Sponsor, and (ii) each other Subsidiary of the Sponsor, now existing or hereafter established or acquired, that at any time prior to the Maturity Date, has or acquires total assets in excess of $5,000,000, or that accounted for or produced more than 5% of the Consolidated Net Income (Loss) of the Sponsor on a consolidated basis during any of the three most recently completed Fiscal Years of the Sponsor, or that is otherwise material to the operations or business of the Sponsor or another Material Subsidiary.

"Materially Adverse Effect" shall mean any materially adverse change in (i) the business, results of operations, financial condition, assets or prospects of the Consolidated Companies, taken as a whole, (ii) the ability of Sponsor to perform its obligations under this Agreement, or (iii) the ability of the other Credit Parties (taken as a whole) to perform their respective obligations under the Operative Documents.

"Maturity Date" means, with respect to any Loan Commitment, the date set forth under the applicable Loan Documents when such Loan
Commitment terminates and all principal and interest with respect to the Loan outstanding thereunder shall become due and payable in full;
provided that, each Maturity Date shall be a Payment Date.

"Maximum Amount" shall have the meaning set forth in Section 8.1 hereof.

"MFCI" shall mean Morrison's Fresh Cooking, Inc.

"MHCI" shall mean Morrison's Healthcare, Inc.

"Moody's" shall mean Moody's Investors Service, Inc.

"Morrison" shall mean Morrison Restaurants Inc. the predecessor corporation to the Sponsor, MFCI and MHCI.

"Multiemployer Plan" shall have the meaning set forth in Section
4001(a)(3) of ERISA.

"Net Proceeds" shall mean, with respect to any equity offering or issuance of Subordinated Debt, (i) all cash received with respect thereto, whether by way of deferred payment pursuant to a promissory note, a receivable or otherwise (and interest paid thereon), plus (ii) the higher of the book value or the fair market value of any assets (including any stock) received with respect thereto, in each case, net of reasonable and customary sale expenses, fees and commissions incurred and taxes paid or expected to be payable within the next twelve months in connection therewith.

"Operative Documents" shall mean this Agreement, the Guaranty
Agreement, the Servicing Agreement, the Fee Letter and any other documents delivered by Sponsor or any Guarantor to the Servicer or the Participants in connection herewith or therewith.

"Participant" shall mean STBA, the other lending institutions listed on the signature pages hereof and each assignee thereof, if any, pursuant to the terms hereof.

"Participating Commitment" shall mean the amount set forth opposite each Participant's name on the signature pages hereof, as such amount may be modified by assignment pursuant to the terms hereof; provided that, following the termination of the Commitment, each Participant's Participating Commitment shall be deemed to be its Pro Rata Share of the aggregate Loan Commitments.

"Participant Funding" shall mean a funding by the Participants of their Pro Rata Share of Loans outstanding.

"Participant's Interest" shall have the meaning set forth in
Section 2.2.
"Participant's Unused Commitment" shall mean, with respect to any Participant, the difference between such Participant's Participating Commitment and such Participant's Funded Participant's Interest.

"Participation Certificate" shall mean, a certificate issued by the Servicer to a Participant, substantially in the form of Exhibit D attached hereto, evidencing such Participant's ownership interest conveyed hereunder.

"Payment Date" means the last day of each calendar month, provided, however, if such day is not a Business Day, the next succeeding Business Day.

"Payment Period" shall mean a period of one (1) month; provided that (i) the first day of a Payment Period must be a Business Day, (ii) any Payment Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, (iii) the first Payment Period hereunder shall commence on the date hereof and shall end on the last day of the next succeeding calendar month and (iv) the first day of any succeeding Payment Period shall be the last day of the preceding Payment Period.

"PBGC" shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

"Permitted Liens" shall mean those Liens expressly permitted by
Section 6.2(b).

"Person" shall mean an individual, corporation, partnership, limited liability company, trust, incorporated or unincorporated organization, joint venture, joint stock company, or a government or any agency or political subdivision thereof or other entity of any kind.

"Personal Guaranty" shall mean any guaranty from a principal of a Borrower substantially in the form attached to the Servicing Agreement.

"Plan" shall mean any "employee benefit plan" (as defined in Section 3(3) of ERISA), including, but not limited to, any defined benefit pension plan, profit sharing plan, money purchase pension plan, savings or thrift plan, stock bonus plan, employee stock ownership plan, Multiemployer Plan, or any plan, fund, program, arrangement or practice providing for medical (including post-retirement medical), hospitalization, accident, sickness, disability, or life insurance benefits.

"Pro Rata Share" shall mean, with respect to each of the Participants, the percentage designated as such Participant's Pro Rata Share on the signature pages hereof, as such percentage may change from time to time as a result of assignments or amendments pursuant to this Agreement.

"Promissory Note" means a Master Note of a Borrower, substantially in the form attached hereto as Exhibit E setting forth the obligation of such Borrower to repay the Loan evidenced thereby.

"Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time.

"Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal (including the abandonment or discarding of barrels, containers, or other closed receptacles), discharge, dispersal, leaching or migration into the indoor or outdoor Environment or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, ground water or property.

"Remedial Action" means all actions reasonably necessary, whether voluntary or involuntary, to (a) clean up, remove, treat or in any other way adjust Hazardous Substances in the indoor or outdoor Environment; (b) prevent the Release or further movement of Hazardous Substances so that they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor Environment; or (c) perform remedial studies, investigations, restoration and post-remedial studies, investigations and monitoring on, about or in the Property, assets, equipment or facilities

"Rental Obligations" shall mean, with reference to any period, the aggregate amount of all rental obligations for which the Consolidated Companies are directly or indirectly liable (as lessee or as guarantor or other surety but without duplication) under all leases in effect at any time during such period (other than operating leases for motor vehicles, computers, office equipment and other similar items used in the ordinary course of business of the Consolidated Companies), including all such amounts for which any Person was liable during the period immediately prior to the date such Person became a Subsidiary of the Sponsor or was merged into or consolidated with the Sponsor or a Subsidiary of the Sponsor, as determined in accordance with GAAP and expressly including all rental obligations arising pursuant to the LIBOR Lease Transaction (excluding supplemental or contingent lease obligations thereunder).

"Required Participants" shall mean at any time, the Participants holding at least 66 2/3% of the sum of (x) aggregate Funded Participant's Interest, plus (y) the Participant's Unused Commitments, or, following the termination of the Commitment and the Loan Commitments, the Participants holding at least 66 2/3% of the aggregate outstanding Funded Participant's Interests at such time.

"Requirement of Law" for any person shall mean the articles or certificate of incorporation and bylaws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination of an arbitrator or a court or other governmental authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
"Response Period" means a period of forty-five (45) days commencing on the day next succeeding the day on which the Sponsor receives a notice from the Servicer of a notice of Loan Payment Default; provided that, no Response Period shall extend beyond the Final Termination Date.

"Restructuring Charges" shall mean the charges incurred by Borrower (whether directly or by allocation), in an amount not to exceed
$31,000,000.00, in connection with the restructuring of the business of Morrison pursuant to the Transaction.

"Reuters Screen" shall mean, when used in connection with any designated page and LIBOR, the display page so designated on the Reuters Monitor Money Rates Service (or such other page as may replace that page on that service for the purpose of displaying rates comparable to LIBOR).

"Servicing Agreement" shall have the meaning set forth in the recitals hereof.

"Servicing Fee" shall mean the fee payable to the Servicer pursuant to the terms of the Servicing Agreement.

"Servicing Report" shall have the meaning set forth in Section 3.3.

"Servicer" shall mean SunTrust Bank, Atlanta and its successors and assigns.

"Sharing Agreements" shall mean, collectively, (i) that certain Distribution Agreement, dated as of March 2, 1996 by and among Morrison, MFCI and MHCI, (ii) that certain License Agreement, dated as of March 2, 1996, by and between MFCI and MHCI, (iii) that certain License Agreement, dated as of March 2, 1996, by and between Sponsor and MHCI, (iv) that certain Amended and Restated Tax Allocation and Indemnification Agreement, dated as of March 2, 1996, by and among Morrison, MHCI, MFCI and certain other subsidiaries of Morrison, and (v) that certain Agreement Respecting Employee Benefit Matters, dated as of March 2, 1996, by and among Morrison, MFCI and MHCI.

"Sponsor's Fee" shall have the meaning set forth in the Servicing
Agreement.

"Spousal Consent" shall mean a consent of the spouse of a Person executing a Personal Guaranty, substantially in the form attached to the Servicing Agreement.

"Standard & Poor's" shall mean Standard & Poor's Rating Service, a division of The McGraw-Hill Companies.

"Subordinated Debt" shall mean all Indebtedness of Sponsor subordinated to all obligations of Sponsor or any other Credit Party arising under the Operative Documents, created, incurred or assumed on terms and conditions satisfactory in all respects to the Servicer and the Required Participants, including without limitation, with respect to interest rates, payment terms, maturities, amortization schedules, covenants, defaults, remedies, and subordination provisions, as evidenced by the written approval of the Servicer and Required Participants.

"Subsidiary" shall mean, with respect to any Person, any corporation or other entity (including, without limitation, partnerships, joint ventures, and associations) regardless of its jurisdiction of organization or formation, at least a majority of the total combined voting power of all classes of voting stock or other ownership interests of which shall, at the time as of which any determination is being made, be owned by such Person, either directly or indirectly through one or more other Subsidiaries.

"Tax Code" shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

"Taxes" shall mean any present or future taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of whatever nature, including without limitation, income, receipts, excise, property, sales, transfer, license, payroll, withholding, social security and franchise taxes now or hereafter imposed or levied by the United States, or any state, local or foreign government or by any department, agency or other political subdivision or taxing authority thereof or therein and all interest, penalties, additions to tax and similar liabilities with respect thereto.

"Telerate" shall mean, when used in connection with any designated page and LIBOR, the display page so designated on the Dow Jones Telerate Service (or such other page as may replace that page on that service for the purpose of displaying rates comparable to LIBOR).

"Total Capitalization" shall mean, as of any date of determination, the sum of (i) Consolidated Funded Debt, plus (ii) Consolidated Net Worth.

"Transaction" shall have the meaning set forth in that certain
Credit Agreement, dated as of March 6, 1996, by and among Sponsor, SunTrust Bank, Atlanta, individually and as Agent and the lenders named therein, as amended or modified.

"Unmatured Credit Event" shall mean any condition or event which, with notice or the passage of time or both, would constitute a Credit Event.

"Voting Stock" shall mean securities of any class or classes, the holders of which are entitled to elect all of the corporate directors (or Persons performing similar functions).

I.2	Accounting Terms and Determination.

Unless otherwise defined or specified herein, all accounting terms shall be construed herein, all accounting determinations hereunder shall be made, all financial statements required to be delivered hereunder shall be prepared, and all financial records shall be maintained in accordance with, GAAP.

I.3	Other Definitional Terms.

The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule, Exhibit and like references are to this Agreement unless otherwise specified.

I.4	Exhibits and Schedules.

All Exhibits and Schedules attached hereto are by reference made a part hereof.


II.   LOAN FACILITY

II.1	Establishment of Commitment; Terms of Loans.

(a)	Commitment.  Subject to and upon the terms and
conditions set forth in this Agreement and the other Operative Documents, and in reliance upon the guaranty of the Sponsor set forth herein, the Servicer hereby establishes a Commitment to the Sponsor to establish Loan Commitments and make Advances to such Franchisees as may be designated by the Sponsor in its Funding Approval Notices during a period commencing on the date hereof and ending on May 29, 1998 (as such period may be extended for one or more subsequent 364-day periods pursuant to Section 2.8 hereof, the "Commitment Termination Date") in an aggregate committed amount at any one time outstanding not to exceed THIRTY-FIVE MILLION AND NO/100 DOLLARS ($35,000,000) (the "Commitment").

(b)	Authorization of Loan Commitments; Loan Terms.  Within
the limits of the Commitment and in accordance with the procedures set forth in the Servicing Agreement, the Sponsor may authorize the Servicer to establish a Loan Commitment in favor of a Franchisee who meets the credit criteria established by the Sponsor. The amount of each Loan Commitment shall be determined by the Sponsor but shall not be less than $250,000 nor exceed $3,500,000 for any Franchisee. Pursuant to the Loan Commitment, the Servicer shall agree to make Advances to the Borrower thereunder in a minimum amount of $25,000 and in integral multiples of $1,000, such Advances not to exceed six (6) per month unless the Servicer shall otherwise agree. Each Loan shall bear interest at the Borrower Rate designated by Sponsor in the applicable Funding Approval Notice, and interest shall be payable on each Payment Date and on the Maturity Date of such Loan when all principal and interest shall be due and payable in full. Each Loan may be prepaid in full or in part on any Business Day, without premium or penalty. The Loan Term of each Loan shall not exceed thirty-seven months.

(c)	Servicer's obligation to establish each Loan Commitment
under the Operative Documents is subject to the fulfillment of the following conditions as of the Closing Date of such Loan:

(i)	this Agreement and each of the other Operative
Documents shall be in full force and effect;

(ii)	the representations and warranties of the Sponsor
contained in Sections 5.1 and 5.2 hereof shall be true and correct with the same effect as though such representations and warranties had been made on the Closing Date of such Loan;

(iii)	the Servicer shall have received a Funding
Approval Notice from the Sponsor authorizing such Loan Commitment;

(iv)	all precedents and conditions to the Loan
Commitment specified in the Servicing Agreement, together with such additional precedents and conditions as may, at Sponsor's election, be included in the applicable Funding Approval Notice, shall have been completed to the Servicer's reasonable satisfaction; and

(v)	no Credit Event or Unmatured Credit Event shall
have occurred and be continuing.

II.2	Conveyance of Participant's Interest.

(a)	The Servicer hereby sells, assigns, transfers and
conveys to the Participants, without recourse or warranty, and each Participant hereby purchases from the Servicer, an undivided percentage ownership interest (which percentage shall be equal to each Participant's Pro Rata Share) in (i) the Commitment, (ii) the Loan Commitments, (iii) the Loans, (iv) the Collateral, (v) all rights against any guarantor of any Loan, including the Sponsor, and (vi) all right, title and interest to any payment or right to receive payment with respect to the foregoing (collectively, the "Participant's Interest"). Notwithstanding the foregoing, each Participant's right to receive payments of interest, commitments fees or other fees with respect to the Commitment, the Loan Commitments and the Loans shall not exceed the amounts which such Participant is entitled to receive pursuant to the terms of this Agreement.

(b)	In consideration of the entry by each Participant into
this Agreement and the obligation of each Participant hereunder, the Servicer shall issue to each Participant on the Closing Date, a Participation Certificate. Each Participation Certificate shall be in the amount of the relevant Participant's Participating Commitment, and the Funded Participant's Interest outstanding thereunder shall bear interest as hereinafter set forth and shall be payable as hereinafter set forth.

(c)	In accordance with the terms and conditions hereof, and
in consideration of the sale of the Participant's Interest to such Participant, each Participant severally agrees from time to time, during the period commencing on the Closing Date and ending on the Final Termination Date, to fund its Pro Rata Share of outstanding Loans made by the Servicer in an aggregate amount at any one outstanding not to exceed such Participant's Participating Commitment (subject to each Participant's obligations pursuant to Section 2.3(d) hereof).

II.3	Funding of Advances; Funding of Participant's Interest in Loans.

(a)	Funding of Advances.  The Servicer shall fund Advances
requested by the Borrowers pursuant to the terms of the Loan Documents in accordance with the terms of the applicable Loan Documents and the Servicing Agreement. On the date of any such funding, the Servicer shall elect whether or not to require the Participants to fund their respective Pro Rata Share of such Advance or Advances to be made on such date. In the event that the Servicer elects not to require the Participants to fund their Pro Rata Share of the Advances on such date, the Servicer shall make such Advance (each, a "Fronting Advance") to the Borrower for the account of the Servicer; provided that, the aggregate amount of Fronting Advances outstanding on any date shall not exceed the amount of STBA's Participating Commitment and further provided that the sum of (x) the aggregate Fronting Advances plus (y) the aggregated Funded Participant's Interest shall not exceed the amount of the Commitment. If (i) any Credit Event shall have occurred, (ii) after giving effect to any Advance, the aggregate Fronting Advances outstanding hereunder would exceed STBA's Participating Commitment, or (iii) the Servicer otherwise determines in its sole discretion to request a Participant Funding hereunder, then the Servicer shall notify the Participants pursuant to subsection (b) requesting a Participant Funding.

(b)	Notification of Participant Funding.   In the event
that the Servicer desires that the Participants fund their respective Pro Rata Shares of Advances or Loans made or outstanding pursuant to the Loan Documents, the Servicer shall deliver written or telecopy notice to the Participants (or telephonic notice promptly confirmed in writing or by telecopy) (a "Participant Funding Request") by no later than 10:00 a.m. (Atlanta, Georgia time) on the date which is the requested date of the Participant Funding which shall specify (x) the date of the Participant Funding, which shall be a Business Day, and (y) each Participant's Pro Rata Share of the Loans outstanding to be funded in connection with such Participant Funding.

(c)	Each Participant shall make its Participant Funding in
the amount of its Pro Rata Share on the proposed date thereof by wire transfer of immediately available funds to the Servicer in Atlanta, Georgia by not later than 2:00 P.M. (Atlanta, Georgia time). Unless the Servicer shall have received notice from a Participant prior to the date of any Participant Funding that such Participant will not make available to the Servicer such Participant's Pro Rata Share of such Participant Funding, the Servicer may assume that the Participant has made such portion available to the Servicer on the date of such Participant Funding in accordance with this subsection (c) and the Servicer may, in reliance on such assumption, make available to the Borrowers a corresponding amount or credit the same to Fronting Advances. If and to the extent that such Participant shall not have made such portion available to the Servicer, such Participant and the Sponsor shall severally agree to repay the Servicer forthwith (on demand in the case of the Participant and within three (3) days of such demand in the case of the Sponsor), without duplication, such amount with interest at the Federal Funds Rate plus 2% per annum and, until such time as such Participant has repaid to the Servicer such amount, such Participant shall (i) have no right to vote regarding any issue on which voting is required or advisable under this Agreement or the other Operative Documents, and (ii) shall not be entitled to receive any payments of interest, fees or repayment of the principal amount of such Advance which the Participant has failed to pay to the Servicer. If such Participant shall repay to the Servicer such amount, then such amount shall constitute part of such Participant's Funded Participant's Interest.

(d)	Each Participant's obligations to fund its Pro Rata
Share of any requested Participant Funding shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense, or other right which such Participant may have against the Servicer, the Sponsor, any Borrower or any other Person for any reason whatsoever, (ii) the occurrence of any Credit Event or Unmatured Credit Event, (iii) the occurrence of any Loan Default, (iv) any adverse change in the condition (financial or otherwise) of the Sponsor or any other Credit Party or any Borrower, (v) the acceleration or maturity of any Loan or the Sponsor's obligations hereunder or the termination of the Commitment, Loan Commitment or the Participating Commitments after the making of any Fronting Advance, (vi) any breach of this Agreement by the Sponsor or any other Participant, or (vii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(e)	Notwithstanding the foregoing provisions of this
Section 2.3, no Participant shall be required to fund its Pro Rata Share of any requested Participant Funding for purposes of refunding a Fronting Advance pursuant to subsection (d) above if a Credit Event, Unmatured Credit Event or Loan Default with respect to the relevant Loan has occurred and is continuing and, prior to the making by the Servicer of such Fronting Advance, the Servicer had received written notice from Sponsor, the relevant Borrower or any Participant specifying that such Credit Event, Unmatured Credit Event or Loan Default had occurred and was continuing (and identifying the same as a Credit Event, Unmatured Credit Event or Loan Default, as the case may be); provided that , in the case of an Unmatured Credit Event or Credit Event where the Participants are not pursuing remedies, the Participants will be obligated to fund their respective Pro Rata Shares of Fronting Advances as long as the aggregate amount of such Fronting Advances does not exceed $2,000,000.

II.4	Commitment Fees.

(a)	Each Participant will receive from amounts paid by the
Borrowers under the Loan Documents and the Sponsor under the Operative Documents, a commitment fee (the "Commitment Fee") with respect to the average daily amount of each Participant's Unused Commitment, for the period commencing on the Closing Date and ending on the Final Termination Date, or such earlier date as the Participating Commitment shall expire or terminate, equal to 0.1875% per annum, such Commitment Fee to be payable in arrears on each Payment Date which is the last day of a calendar quarter (a "Quarterly Date") commencing on June 30, 1997, calculated on the basis of a 360-day year and the actual number of days elapsed.

(b)	All Commitment Fees shall be paid on the dates due, in
immediately available funds, to the Participants by the Servicer from amounts received from the Borrowers and Sponsor.

(c)	In the event that the commitment fees received by the
Servicer from the Borrowers and the Sponsor are not sufficient on any Quarterly Date to pay the Commitment Fees to the Participants required pursuant hereto, the Sponsor shall, upon demand of the Servicer, immediately fund such difference to the Servicer (with such payment allocated to specific Loan Payment Defaults as agreed by Sponsor and Servicer) and either, at the election of the Sponsor, (x) the Sponsor shall be reimbursed by the Servicer upon receipt of such amount from the Borrower, (y) the Loan Indebtedness shall be deemed to be reduced by such amount upon a repayment or purchase of such Defaulted Loan by Sponsor in accordance with the terms of this Agreement, or (z) such amount shall be deemed to have satisfied Sponsor's obligation to cure such Loan Payment Default hereunder.

II.5	Interest on Funded Participant's Interest.

(a)	Subject to the provisions of Section 2.6, each
Participant's Funded Participant's Interest shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at rate per annum equal to the Adjusted LIBO Rate for the Payment Period in which such Funded Participant's Interest is outstanding (with the Payment Period being automatically reset on each Payment Date for the next Payment Period regardless of the date of any Participant Funding hereunder) plus an additional ninety basis points (0.90%) per annum.

(b)	Interest on each Participant's Funded Participant's
Interest shall be payable by the Servicer to the Participants on each Payment Date from interest payments received on the Loans on such Payment Date.

(c)	In the event that the interest received by the Servicer
on any Payment Date is not sufficient to pay the interest to the Participants required pursuant hereto, the Sponsor shall, upon demand of the Servicer, immediately fund such difference to the Servicer (with such payment allocated to specific Loan Payment Defaults as agreed by Sponsor and Servicer) and if such shortfall results from Loan Payment Defaults rather than interest rate variances, either, at the election of the Sponsor, (x) the Sponsor shall be reimbursed by the Servicer upon receipt of such amount from the Borrower, (y) the Loan Indebtedness shall be deemed to be reduced by such amount upon a repayment or purchase of such Defaulted Loan by Sponsor in accordance with the terms of this Agreement, or (z) such amount shall be deemed to have satisfied Sponsor's obligation to cure such Loan Payment Default hereunder.

II.6	Default Interest.

If any amount payable to the Servicer or the Participants by the Sponsor under the Operative Documents is not paid on the date due hereunder, such amount shall bear interest (to the extent permitted by law) for each day from such date up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the Prime Rate plus 2% per annum.

II.7	Voluntary Reduction of the Unutilized Commitment .

Upon at least three (3) Business Days' prior telephonic notice (promptly confirmed in writing) to the Servicer, Sponsor shall have the right, without premium or penalty, to terminate the Commitment, in part or in whole, provided that (i) any such termination shall apply to proportionately and permanently reduce the Participating Commitments of each of the Participants, (ii) any partial termination pursuant to this Section 2.7 shall be in an amount of at least $5,000,000 and integral multiples of $1,000,000, and (iii) the Commitment may not be reduced to an amount which is less than the aggregate sum of all outstanding Loan Commitments.

II.8	Extension of Commitment.

(a) The Sponsor may, by written notice to the Servicer (which shall promptly deliver a copy to each of the Participants), given not more than sixty (60) days prior to any anniversary of the date of this Agreement while the Commitment is effect, request that the Participants extend the then scheduled Commitment Termination Date (the "Existing Date") for an additional 364-day period. Each Participant shall, by notice to the Sponsor and the Servicer given within fifteen (15) Business Days after receipt of such request, advise the Sponsor and the Servicer whether or not such Participant consents to the extension request (and any Participant which does not respond during such 15-day period shall be deemed to have advised the Sponsor and the Servicer that it will not agree to such extension).

(b) In the event that, on the 15th Business Day after receipt of the notice delivered pursuant to subsection (a) above, all of the Participants shall have agreed to extend their respective Participating Commitments, the Commitment Termination
Date shall be deemed to have been extended, effective as of the Existing Date, to the date which is 364 days thereafter.

(c)  In the event that, on the 15th Business Day after
receipt of the notice delivered 	pursuant to subsection (a)
above, all of the Participants shall not have agreed to extend their respective Participating Commitments, the Sponsor shall notify the consenting Participants ("Consenting Participants") of the amount of the Participating Commitments of the non-extending Participants ("Non-Consenting Participants") and such Consenting Participants shall, by notice to the Sponsor and the Servicer given within ten (10) Business Days after receipt of such notice, advise the Servicer and Sponsor whether or not such Participant wishes to purchase all or a portion of the Participating Commitments of the Non-Consenting Participants (and any Participant which does not respond during such 10-Business Day period shall be deemed to have rejected such offer). In the event that more than one Consenting Participant agrees to purchase all or a portion of such Participating Commitments, the Sponsor and the Servicer shall allocate such Participating Commitments among such Consenting Participants so as to preserve, to the extent possible, the relative pro rata shares of the Consenting Participants of the Participating Commitments prior to such extension request. If Consenting Participants do not elect to assume all of the Participating Commitments of the Non-Consenting Participants, the Sponsor shall have the right to arrange for one or more banks (any such bank being called a "New Participant"), to purchase the Participating Commitment of any Non-Consenting Participant. Each Non-Consenting Participant shall assign its Commitment and the Loans outstanding hereunder to the Consenting Participant or New Participant purchasing such Participating Commitment in accordance with Section 13.6, in return for payment in full of all principal, interest and other amounts owing to such Non-Consenting Participant hereunder, on or before the Existing Date and, as of the effective date of such assignment, shall no longer be a party hereto, provided that each New Participant shall be subject to the approval of the Servicer (which approval shall not be unreasonably withheld). If (and only if) Participants (including New Participants) holding Participating Commitments representing at least an amount equal to the greater of (x) the sum of all outstanding Loan Commitments and (y) 66 2/3% of the aggregate Participating Commitments on the date of such extension request shall have agreed to such extension by the Existing Date (the "Continuing Participants"), then (i) the Commitment Termination Date shall be extended for an additional 364-day period and (ii) the Participating Commitment of any Non-Consenting Participant which has not been assigned to a Consenting Participant or a New Participant shall terminate (with the result that the amount of the Commitment shall be decreased by the amount of such Participating Commitment), and all amounts owing to such Non-Consenting Participant shall become due and payable, together with all interest accrued thereon and all other amounts owed to such Non-Consenting Participant hereunder, on the Existing Date applicable to such Participant without giving effect to any extension of the Commitment Termination Date.

II.9	Reserve Requirements; Change in Circumstances.

(a)	Notwithstanding any other provision herein, if, by
reason of (i) after the date hereof, the introduction of or any change (including any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation, or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority or quasi-Governmental Authority exercising control over banks or financial institutions generally (whether or not having the force of law) any reserve (including any imposed by the Federal Reserve Board), special deposit or similar requirement (including a reserve, special deposit or similar requirement that takes the form of a tax) against assets of, deposits with or for the account of, or credit extended by, any Participant's office through which it funds its obligations hereunder shall be imposed or deemed applicable or any other condition affecting its obligation to make or maintain its Funded Participant's Interest at a rate based upon the Adjusted LIBO Rate shall be imposed on any Participant or its office through which it funds its obligations hereunder or the interbank Eurodollar market; and as a result thereof there shall be any increase in the cost to such Participant of agreeing to make or making, funding or maintaining funds its obligations hereunder (except to the extent already included in the determination of the applicable Adjusted LIBO Rate), or there shall be a reduction in the amount received or receivable by that Participant or its office through which it funds its obligations hereunder, then the Sponsor shall from time to time, upon written notice from and demand by the Participant (with a copy of such notice and demand to the Servicer), pay to the Servicer for the account of that Participant within five Business Days after the date specified in such notice and demand, additional amounts sufficient to indemnify that Participant against such increased cost. A certificate as to the amount of such increased cost submitted to the Sponsor and the Servicer by that Participant, shall, except for manifest error, be final, conclusive and binding for all purposes.
(b)	If while the Commitment or any Loan Commitments are
outstanding, any Participant (including any the Servicer) determines that the adoption of any law, rule or regulation regarding capital adequacy or capital maintenance, or any change in any of the foregoing or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Participant (or any lending office of such Participant) or any Participant's holding company with any request or directive regarding capital adequacy or capital maintenance (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Participant's capital or on the capital of such Participant's holding company, if any, as a consequence of this Agreement, the Loan Documents or the purchases made by such Participant pursuant hereto to a level below that which such Participant or such Participant's holding company could have achieved but for such adoption, change or compliance (taking into consideration such Participant's policies and the policies of such Participant's holding company with respect to capital adequacy) by an amount reasonably deemed by such Participant to be material, then from time to time, within 15 days after written demand by such Participant, the Sponsor pay to such Participant such additional amount or amounts as will compensate such Participant or such Participant's holding company for such reduction. A certificate as to the amount of any such additional amount or amounts, submitted to the Sponsor and the Servicer by such Participant, shall, except for manifest error, be final, conclusive and binding for all purposes.

II.10	Pro Rata Treatment.

Subject to the application of payments pursuant to Article III and except as specifically provided therein, each payment of principal of any Funded Participant's Interest, each payment of interest with respect to the Funded Participant's Interest, each payment of the Commitment Fees and each reduction of the Commitment shall be allocated pro rata among the Participants in accordance with their respective applicable Pro Rata Share. Each Participant agrees that in computing such Participant's portion of any Funded Participant's Interest to be made hereunder, the Servicer may, in its discretion, round each Participant's percentage of such Participant Funding Request to the next higher or lower whole dollar amount.

II.11	Payments.

(a)	The Sponsor shall make each payment required to be made
by Sponsor hereunder and under any other Operative Document to any Participant or the Servicer not later than 1:00 p.m. (Atlanta, Georgia time), on the date when due in dollars to the Servicer at its offices in Atlanta, Georgia in immediately available funds.

(b)	Whenever any payment hereunder or under any other
Operative Document 	shall become due, or otherwise would occur,
on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Commitment Fees, if applicable.

II.12	Sharing of Setoffs.

Each Participant agrees that if it shall, in accordance with applicable law, through the exercise of a right of banker's lien, setoff or counterclaim against the Sponsor or any Borrower, or pursuant to a secured claim under Section 506 or Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by the Participant under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Funded Participant's Interest under this Agreement as a result of which the unpaid principal portion of its Funded Participant's Interest shall be proportionately less than the unpaid principal portion of the Funded Participant's Interest of any other Participant, it shall be deemed simultaneously to have purchases from such other Participant at face value, and shall promptly pay to such other Participant the purchase price for, a participation in the Funded Participant's Interest of such other Participant, so that the aggregate unpaid principal amount of the Funded Participant's Interest and participations in Funded Participant's Interests held by each Participant shall be in the same proportion to the aggregate unpaid principal amount of all Funded Participant's Interests then outstanding as the principal amount of its Purchases prior to such exercise of banker's lien, setoff or counterclaim or other event was to the principal amount of all Funded Participant's Interests outstanding prior to such exercise of banker's lien, setoff or counterclaim or other event; provided, however, that, if any such purchase or purchases or adjustments shall be made pursuant to this Section and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Sponsor expressly consents to the foregoing arrangements and agrees, to the extent permitted by applicable law, that any Participant holding a Funded Participant's Interest or a participation in a Funded Participant's Interest deemed to have been so purchased may exercise any and all rights of banker's lien, setoff or counterclaim with respect to any and all moneys owing by the Sponsor to such Participant by reason thereof.

III.   SERVICER'S SERVICING OBLIGATIONS; DISTRIBUTION OF PAYMENTS

III.1	Servicer's Obligations with Respect to Loans; Collateral; Non-
Recourse.

(a)	The Servicer shall, for itself and the benefit of all
of the Participants and the Sponsor, (i) document, close, manage, administer and collect the Loans in accordance with the terms of this Agreement and the Servicing Agreement and exercise all discretionary powers involved in such management, administration and collection and (ii) shall distribute the funds received with respect to the Loans and from the Sponsor in accordance with the terms of this Agreement. The Servicer agrees that it will exercise the same care in administering the Loans as it exercises with respect to loans of similar size and type in which no participations are allocated, and each of the Participants agrees that the Servicer shall have no further responsibility to the Participants.

(b)	The forms of Loan Agreement and Promissory Note used by
the Servicer 	as documentation for each Loan shall be
substantially in the forms attached hereto. The Sponsor shall have the right to direct the Servicer to make modifications to such forms and amendments thereto from time time but the Sponsor may not direct the Servicer to revise or amend such forms so as to be inconsistent with the terms of Section 2.1 hereof.

(c)	Notwithstanding anything in this Agreement to the
contrary, each of the Participants acknowledges and agrees that the Servicer shall have no obligation to the Participants with respect to (i) the creation, perfection, priority or continuation of any Lien on any Collateral obtained by the Servicer with respect to the Loans at the request of the Sponsor, or (ii) the obtaining or retention of any guaranties required by the Sponsor (other than to distribute any proceeds therefrom in accordance with the terms of this Article III). The Participants acknowledge and agree that the Sponsor has the right to release or modify the terms of, any Collateral or any Personal Guaranty.

(d)	Each of the Participants acknowledges and agrees that
all payments made to the Participants pursuant to this Agreement by the Servicer shall be made solely from amounts received from the Sponsor, the Borrowers and other obligors or Collateral under the applicable Loan Documents and the Servicer shall have no personal liability for any amounts payable to the Participants hereunder.

III.2	Application of Payments.

(a)	The Servicer and the Sponsor shall instruct each
Borrower to make payments with respect to Loans and the Loan Commitments directly to the Servicer, either by mail, wire transfer or debit pursuant to an ACH Authorization (as such term is defined in the Servicing Agreement).
(b)	On each Payment Date which is the last day of a
calendar quarter, all payments of commitments fees received by the Servicer from the Borrowers and the Sponsor and not previously distributed, shall be applied to pay the Commitment Fees, with any excess amount applied in accordance with the terms of the Servicing Agreement.

(c)	On each Payment Date, all payments of interest received
by the Servicer from the Borrowers and the Sponsor pursuant to its Guaranty contained herein with respect to the Loans and not previously distributed by the Servicer, shall be applied to pay all accrued but unpaid interest on the Funded Participant's Interest pursuant to this Agreement, then to pay all accrued but unpaid Servicing Fees and then to pay the Sponsor's Fee, in accordance with the terms of the Servicing Agreement.

(d)	On any Business Day on which the Servicer shall receive
any payment in respect of the principal amount of any Loan, whether from a Borrower, the Sponsor pursuant to its Guaranty contained herein, or any other obligor with respect thereto, the Servicer may elect, in its sole discretion to (i) apply such principal payment to fund any requested Advances, (ii) apply such amount to repay any outstanding Fronting Advances, or (iii) to either (x) distribute such amount to the Participants to reduce each Participant's Funded Participant's Interest or (y) apply such amount to STBA's Funded Participant's Interest only (with the understanding that the Funded Participant's Interest of each Participant shall not be deemed to have been repaid until such amount is actually received by such Participant); provided that, in the event that the Servicer elects to apply any repayment to reduce STBA's Funded Participant's Interest without a corresponding reduction of the other Participant's Funded Participant's Interest, STBA shall be obligated to make a payment to each Participant equal to such Participant's Pro Rata Share of such payment upon the earlier of
(i) the next Payment Date and (ii) the occurrence of a Credit Event hereunder.

(e)	If during any period when no Credit Event has occurred
and is continuing, amounts received by Servicer are not capable of being allocated to any specific Loan or, in the case of amounts allocable to a specific Loan, are not sufficient to repay all obligations then due and owing with respect thereto, such amounts shall be applied by the Servicer as follows: (i) first, to the payment of Commitment Fees owing to the Participants hereunder,
(ii) second, to the payment of accrued interest on the Funded Participant's Interest hereunder, (iii) third, to the payment of the Servicing Fees owing under the Servicing Agreement, (iv) fourth, to the repayment of the Funded Participant's Interests outstanding hereunder, (v) fifth, to the payment of all other amounts owing to the Servicer or any Participant hereunder, and
(vi) sixth, if all obligations of the Sponsor pursuant to the Operative Documents have been satisfied in full, to the Sponsor.

(f)	During any period when a Credit Event has occurred and
is continuing, any amounts received by Servicer with respect to the Loans shall be applied, after deduction of any expenses incurred in the collection of any such amounts, as follows (i) first, to the payment of any accrued and unpaid Servicing Fee, (ii) second, to each Participant in accordance with Pro Rata Share, and (iii) thereafter, to such Persons as may be legally entitled thereto.

(g)	If not sooner repaid, all amounts due and payable to
the Servicer and the Participants shall be due and payable in full on the Final Termination Date.

III.3	Servicing Report.

On each Payment Date, the Servicer shall telecopy to the Sponsor and each Participant a servicing report in the form of Exhibit F attached hereto (the "Servicing Report") setting forth the following information with respect the Loans:

a.	the aggregate principal balance of the Loans as of the
close of business on the last Business Day of the preceding Payment
Period;

b.	the aggregate amount of Loans repurchased by the
Sponsor or amounts collected with respect to the Collateral for the Loans;

c.	the aggregate Loan Commitments as of the close of
business on the last Business Day of the preceding Payment Period;
and

d.	each Loan which is past due (including the past due
amount and the number of days past due).


IV.   LOAN DEFAULT; RIGHT TO MAKE GUARANTY DEMAND

IV.1	Notice Of Loan Default.

The Servicer shall notify the Sponsor and the relevant Borrower of a Loan Payment Default within fifteen (15) days following the occurrence thereof and of any other Loan Default in accordance with the terms of the Servicing Agreement.

IV.2	Waiver or Cure By The Sponsor; Fully Guaranteed Pool.

Unless a Credit Event or Unmatured Credit Event has occurred and is continuing, within the Response Period, the Sponsor shall be entitled (but not obligated) to, in the case of a Loan Payment Default, cure such Loan Payment Default and shall be entitled to waive any other Loan Default except as set forth in Section 4.4. During a Response Period, the Servicer shall refrain from taking any legal action against the Defaulted Borrower under the Defaulted Loan which is the subject of such Response Period, and from accelerating payment of the Loan Indebtedness under such Defaulted Loan but the Servicer shall cease funding any further Advances pursuant to the Loan Commitment. If the Sponsor cures a Loan Payment Default prior to the expiration of a Response Period and waives any other Loan Default (subject to Section 4.4) prior to the expiration of a Response Period, then as to each Loan Payment Default or other Loan Default so waived or so cured, the Defaulted Borrower's and the Servicer's respective rights and obligations under the Loan Documents shall be restored to the same status as if such waived or cured Loan Default never occurred except that, with respect to any Loan Payment Default cured by the Sponsor hereunder, such Loan shall be deemed to have been removed from the Limited Guaranty Pool and shall thereafter be guaranteed fully and completely by the Sponsor as provided herein and shall be part of the Fully Guaranteed Pool.

IV.3	Defaulted Loan Guaranty Demand.

(a)	In the event that following the end of a Response
Period, a Loan Payment Default is not cured or in the event that any other Loan Default is not then waived, the Servicer shall have the right at any time thereafter, to demand payment of the entire Loan Indebtedness with respect to such Loan from the Sponsor pursuant to Article VIII hereof, which amount, subject to the limitations set forth therein, shall be due and payable on the date which is five (5) days following demand.

(b)	In the event that the Sponsor is not obligated to repay
the Loan Indebtedness with respect to a Defaulted Loan pursuant to the Article VIII hereof or in the event that a Credit Event has occurred and is continuing and Sponsor has not purchased all outstanding Loans hereunder, the Sponsor agrees that the Servicer shall be released from its obligations to the Sponsor hereunder with respect to administering and enforcing all Loans and may administer and enforce such Loans as it deems appropriate, without regard to any limitations or restrictions set forth herein (but subject to Article III hereof in all events) or in any other Operative Document.

IV.4	No Waiver or Cure Available.

Notwithstanding anything contained in this Article to the contrary, the Sponsor shall, within seven (7) days of its receipt of a written demand from the Servicer instructing it to do so, make payment of the Loan Indebtedness of any Loan and assume the Loan Commitment of a Defaulted Borrower whose Loan Default either arises from the bankruptcy or insolvency of the Borrower or the termination of the Sponsor's franchise agreement with such Borrower.


V.   REPRESENTATIONS AND WARRANTIES

V.1	Representations and Warranties.  The Sponsor (as to itself and each of the Consolidated Companies) hereby represents and warrants to the Servicer and each of the Participants that:

(a)	Corporate Existence; Compliance with Law.  Each of the
Consolidated Companies is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, and each of the Credit Parties has the corporate power and authority and the legal right to own and operate its property and to conduct its business. Each of the Consolidated Companies (i) has the corporate power and authority and the legal right to own and operate its property and to conduct its business, (ii) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership of property or the conduct of its business requires such qualification, and (iii) is in compliance with all Requirements of Law, where (a) the failure to have such power, authority and legal right as set forth in clause (i), (b) the failure to be so qualified or in good standing as set forth in clause (ii), or (c) the failure to comply with Requirements of Law as set forth in clause (iii), would reasonably be expected, in the aggregate, to have a Materially Adverse Effect. The jurisdiction of incorporation or organization, and the ownership of all issued and outstanding capital stock, for each Subsidiary as of the date of this Agreement is accurately described on Schedule 5.1(a);

(b)	Corporate Power; Authorization.  Each of the Credit
Parties has the corporate power and authority to make, deliver and perform the Operative Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of such Operative Documents. No consent or authorization of, or filing with, any Person (including, without limitation, any governmental authority), is required in connection with the execution, delivery or performance by any Credit Party, or the validity or enforceability against any Credit Party, of the Operative Documents, other than such consents, authorizations or filings which have been or will be made or obtained;

(c)	Enforceable Obligations.  This Agreement has been duly
executed and delivered, and each other Operative Document will be duly executed and delivered, by the respective Credit Parties, and this Agreement constitutes, and each other Operative Document when executed and delivered will constitute, legal, valid and binding obligations of the Credit Parties, respectively, enforceable against the Credit Parties in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity;

(d)	No Legal Bar.  The execution, delivery and performance
by the Credit Parties of the Operative Documents will not violate any Requirement of Law or cause a breach or default under any of their respective material Contractual Obligations;

(e)	No Material Litigation.  Except as set forth on
Schedule 5.1(e) or in any notice furnished to the Participants pursuant to Section 6.1(g)(v) at or prior to the respective times the representations and warranties set forth in this Section 5.1(e) are made or deemed to be made hereunder, no litigation, investigations or proceedings of or before any courts, tribunals, arbitrators or governmental authorities are pending or, to the knowledge of Sponsor, threatened by or against any of the Consolidated Companies, or against any of their respective properties or revenues, existing or future (x) with respect to any Operative Document, or any of the transactions contemplated hereby or thereby, or (y) seeking money damages in excess of $2,500,000, either singly or in the aggregate or which, if adversely determined, would otherwise reasonably be expected to have a Materially Adverse Effect;

(f)	Investment Company Act, Etc.  None of the Credit
Parties is an "investment company" or a company "controlled" by an "investment company" (as each of the quoted terms is defined or used in the Investment Company Act of 1940, as amended). None of the Credit Parties is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, or any foreign, federal or local statute or regulation limiting its ability to incur indebtedness for money borrowed, guarantee such indebtedness, or pledge its assets to secure such indebtedness, as contemplated hereby or by any other Operative Document;

(g)	Margin Regulations.  No part of the proceeds of any of
the Loans will be used for any purpose which violates, or which would be inconsistent or not in compliance with, the provisions of the applicable Margin Regulations;

(h)	Compliance With Environmental Laws.

(i)	The Consolidated Companies have received no
notices of claims or potential liability under, and are in compliance with, all applicable Environmental Laws, where such claims and liabilities under, and failures to comply with, such statutes, regulations, rules, ordinances, laws or licenses, would reasonably be expected to result in penalties, fines, claims or other liabilities to the Consolidated Companies in amounts in excess of $500,000, either individually or in the aggregate (including any such penalties, fines, claims, or liabilities relating to the matters set forth on Schedule 5.1(h)(i)), except as set forth on Schedule 5.1(h)(i) or in any notice furnished to the Participants pursuant to Section 6.1(g)(vi) at or prior to the respective times the representations and warranties set forth in this Section 5.1(h)(i) are made or deemed to be made hereunder;

(ii)	Except as set forth on Schedule 5.1(h)(ii) or in
any notice furnished to the Participants pursuant to Section 6.1(g)(vi) at or prior to the respective times the representations and warranties set forth in this Section 5.1(h)(ii) are made or deemed to be made hereunder, none of the Consolidated Companies has received any notice of violation, or notice of any action, either judicial or administrative, from any Governmental Authority (whether United States or foreign) relating to the actual or alleged violation of any Environmental Law, including, without limitation, any notice of any actual or alleged spill, leak, or other release of any Hazardous Substance, waste or hazardous waste by any Consolidated Company or its employees or agents, or as to the existence of any contamination on any properties owned by any Consolidated Company, where any such violation, spill, leak, release or contamination would reasonably be expected to result in penalties, fines, claims or other liabilities to the Consolidated Companies in amounts in excess of $500,000, either individually or in the aggregate;

(iii)	Except as set forth on Schedule 5.1(h)(iii), the
Consolidated Companies have obtained all necessary governmental permits, licenses and approvals which are material to the operations conducted on their respective properties, including without limitation, all required material permits, licenses and approvals for (i) the emission of air pollutants or contaminants, (ii) the treatment or pretreatment and discharge of waste water or storm water,
(iii) the treatment, storage, disposal or generation of hazardous wastes, (iv) the withdrawal and usage of ground water or surface water, and (v) the disposal of solid wastes;

(i)	Insurance.  The Consolidated Companies currently
maintain insurance with respect to their respective properties and businesses, with financially sound and reputable insurers, having coverages against losses or damages of the kinds customarily insured against by reputable companies in the same or similar businesses, such insurance being in amounts no less than those amounts which are customary for such companies under similar circumstances. The Consolidated Companies have paid all material amounts of insurance premiums now due and owing with respect to such insurance policies and coverages, and such policies and coverages are in full force and effect;

(j)	No Default.  None of the Consolidated Companies is in
default under or with respect to any Contractual Obligation in any respect which default or defaults would be reasonably expected in the aggregate to have a Materially Adverse Effect;

(k)	No Burdensome Restrictions.  Except as set forth in any
notice furnished to the Participants pursuant to Section 6.1(g)(xi) at or prior to the respective times the representations and warranties set forth in this Section 5.1(k) are made or deemed to be made hereunder, none of the Consolidated Companies is a party to or bound by any Contractual Obligation or Requirement of Law which has had or would reasonably be expected to have a Materially Adverse Effect;

(l)	Taxes.  Except as set forth on Schedule 5.1(l), each of
the Consolidated Companies have filed or caused to be filed all declarations, reports and tax returns which are required to have been filed, and has paid all taxes, custom duties, levies, charges and similar contributions ("taxes" in this Section 5.1(l)) shown to be due and payable on said returns or on any assessments made against it or its properties, and all other taxes, fees or other charges imposed on it or any of its properties by any governmental authority (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided in its books); and no tax liens have been filed and, to the knowledge of Sponsor, no claims are being asserted with respect to any such taxes, fees or other charges;

(m)	Subsidiaries.  Except as disclosed on Schedule 5.1(m),
on the date of this Agreement, Sponsor has no Subsidiaries and neither Sponsor nor any Subsidiary is a joint venture partner or general partner in any partnership. Except as disclosed on
Schedule 5.1(m) or in any notice furnished to the Participants pursuant to Section 6.1(g)(xii) at or prior to the respective times the representations and warranties set forth in this Section 5.1(m) are made or deemed to be made hereunder, Sponsor has no Material Subsidiaries;

(n)	Financial Statements.  Sponsor has furnished to the
Servicer and the Participants (i) the audited consolidated balance sheet as of June 1, 1996 of Sponsor and the related consolidated and consolidating statements of income, shareholders' equity and cash flows for the fiscal year then ended, including in each case the related schedules and notes, (ii) the unaudited balance sheet of Sponsor presented on a consolidated basis as at the end of the third fiscal quarter of 1997, and the related unaudited consolidated and consolidating statements of income, shareholders' equity and cash flows presented on a consolidated basis for the year-to-date period then ended, setting forth in each case in comparative form the figures for the corresponding quarter of Sponsor's previous fiscal year. The foregoing financial statements fairly present in all material respects the consolidated and consolidating financial condition of Sponsor as at the dates thereof and results of operations for such periods in conformity with GAAP consistently applied (subject, in the case of the quarterly financial statements, to normal year-end audit adjustments and the absence of certain footnotes). The Consolidated Companies taken as a whole do not have any material contingent obligations, contingent liabilities, or material liabilities for known taxes, long-term leases or unusual forward or long-term commitments not reflected in the foregoing financial statements or the notes thereto. Since June 1, 1996, there have been no changes with respect to the Consolidated Companies which have had or which would reasonably be expected to have a Materially Adverse Effect.

(o)	ERISA.  Except as disclosed on Schedule 5.1(o) or in
any notice to the Participants furnished pursuant to Section
6.1(g)(vii) at or prior to the respective times the representations and warranties set forth in this Section 5.1(o) are made or deemed to be made hereunder:

(i)	Indemnification of Plans.  None of the
Consolidated Companies nor any of their respective ERISA
Affiliates maintains or contributes to, or has during the past seven years maintained or contributed to, any Plan that is subject to Title IV of ERISA;

(ii)	Compliance.  Each Plan maintained by the
Consolidated Companies has at all times been maintained, by its terms and in operation, in compliance with all applicable laws, and the Consolidated Companies are subject to no tax or penalty with respect to any Plan of such Consolidated Company or any ERISA Affiliate thereof, including without limitation, any tax or penalty under Title I or Title IV of ERISA or under Chapter 43 of the Tax Code, or any tax or penalty resulting from a loss of deduction under Sections 162, 404, or 419 of the Tax Code, where the failure to comply with such laws, and such taxes and penalties, together with all other liabilities referred to in this Section 5.1(o) (taken as a whole), would in the aggregate have a Materially Adverse Effect;

(iii)	Liabilities.  The Consolidated Companies are
subject to no liabilities (including withdrawal liabilities) with respect to any Plans of such Consolidated Companies or any of their ERISA Affiliates, including without limitation, any liabilities arising from Titles I or IV of ERISA, other than obligations to fund benefits under an ongoing Plan and to pay current contributions, expenses and premiums with respect to such Plans, where such liabilities, together with all other liabilities referred to in this Section 5.1(o) (taken as a whole), would in the aggregate have a Materially Adverse Effect;

(iv)	Funding.  The Consolidated Companies and, with
respect to any Plan which is subject to Title IV of ERISA, each of their respective ERISA Affiliates, have made full and timely payment of all amounts (A) required to be contributed under the terms of each Plan and applicable law, and (B) required to be paid as expenses (including PBGC or other premiums) of each Plan, where the failure to pay such amounts (when taken as a whole, including any penalties attributable to such amounts) would have a Materially Adverse Effect. No Plan subject to Title IV of ERISA (other than a Multiemployer
Plan) has an "amount of unfunded benefit liabilities" (as defined in Section 4001(a)(18) of ERISA), determined as if such Plan terminated on any date on which this representation and warranty is deemed made, in any amount which, together with all other liabilities referred to in this Section 5.1(o) (taken as a whole), would have a Materially Adverse Effect if such amount were then due and payable. None of the Consolidated Companies would be subject to withdrawal liability with respect to any Multiemployer Plan, determined as if the event resulting in such withdrawal liability occurred on any date on which this representation is made or deemed to be made based on the most recent actuarial valuation data made available to employers participating in the Multiemployer Plan, in any amount which, together with all other liabilities referred to in this Section 5.1(o) (taken as a whole), would have a Materially Adverse Effect if such amounts were then due and payable. The Consolidated Companies are subject to no liabilities with respect to post-retirement medical benefits in any amounts which, together with all other liabilities referred to in this Section 5.1(o) (taken as a whole), would have a Materially Adverse Effect if such amounts were then due and payable;

(p)	Patents, Trademarks, Licenses, Etc.  Except as set
forth on Schedule 5.1(p), (i) the Consolidated Companies have obtained and hold in full force and effect all material patents, trademarks, service marks, trade names, copyrights, licenses and other such rights, free from material burdensome restrictions, which are necessary for the operation of their respective businesses as presently conducted, and (ii) to the best of Sponsor's knowledge, no product, process, method, service or other item presently sold by or employed by any Consolidated Company in connection with such business infringes any patents, trademark, service mark, trade name, copyright, license or other right owned by any other person and there is not presently pending, or to the knowledge of Sponsor, threatened, any claim or litigation against or affecting any Consolidated Company contesting such Person's right to sell or use any such product, process, method, substance or other item where the result of such failure to obtain and hold such benefits or such infringement would have a Materially Adverse Effect;

(q)	Ownership of Property.  Except as set forth on Schedule
5.1(q), each Consolidated Company has good and marketable fee simple title to or a valid leasehold interest in all of its real property and good title to, or a valid leasehold interest in, all of its other property, as such properties are reflected in the consolidated balance sheet of the Consolidated Companies as of June 30, 1996 referred to in Section 5.1(n), other than properties disposed of in the ordinary course of business since such date or as otherwise permitted by the terms of this Agreement, subject to no Lien or title defect of any kind, except Permitted Liens. The Consolidated Companies enjoy peaceful and undisturbed possession under all of their respective material leases;

(r)	Indebtedness.  As of the Closing Date, except for the
Indebtedness set forth on Schedule 6.2(a), none of the Consolidated Companies is an obligor in respect of any Indebtedness for borrowed money, or any commitment to create or incur any Indebtedness for borrowed money, in an amount greater than $1,000,000 in any single case, and such Indebtedness and commitments for amounts less than $1,000,000 do not exceed $2,500,000 in the aggregate for all such Indebtedness and commitments of the Consolidated Companies;

(s)	Financial Condition.  On the Closing Date and after
giving effect to the transactions contemplated by this Agreement and the other Operative Documents, including without limitation, the making of the Loans hereunder, (i) the assets of each Credit Party at fair valuation and based on their present fair saleable value (including, without limitation, the fair and realistic value of any contribution or subrogation rights in respect of any Guaranty Agreement given by such Credit Party) will exceed such Credit Party's debts, including contingent liabilities (as such liabilities may be limited under the express terms of any Guaranty Agreement of such Credit Party), (ii) the remaining capital of such Credit Party will not be unreasonably small to conduct the Credit Party's business, and (iii) such Credit Party will not have incurred debts, or have intended to incur debts, beyond the Credit Party's ability to pay such debts as they mature. For purposes of this Section 5.1(s), "debt" means any liability on a claim, and "claim" means (a) the right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (b) the right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured;

(t)	Labor Matters. The Consolidated Companies have
experienced no strikes, labor disputes, slow downs or work stoppages due to labor disagreements which have had, or would reasonably be expected to have, a Materially Adverse Effect, and, to the best knowledge of Sponsor, there are no such strikes, disputes, slow downs or work stoppages threatened against any Consolidated Company. The hours worked and payment made to employees of the Consolidated Companies have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable law dealing with such matters. All payments due from the Consolidated Companies, or for which any claim may be made against the Consolidated Companies, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as liabilities on the books of the Consolidated Companies where the failure to pay or accrue such liabilities would reasonably be expected to have a Materially Adverse Effect;

(u)	Payment or Dividend Restrictions.  Except as described
on Schedule 5.1(a), none of the Consolidated Companies is party to or subject to any agreement or understanding restricting or limiting the payment of any dividends or other distributions by any such Consolidated Company;

(v)	Sharing Agreements.  Each of the Sharing Agreements is
in full force and effect and no material default exists thereunder;
and

(w)	Disclosure.  No representation or warranty contained in
this Agreement (including the Schedules attached hereto) or in any other document furnished from time to time pursuant to the terms of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements herein or therein not misleading in any material respect as of the date made or deemed to be made. Except as may be set forth herein (including the Schedules attached hereto), there is no fact known to Sponsor which has had, or is reasonably expected to have, a Materially Adverse Effect.

V.2	Representations and Warranties with Respect to Specific Loans.

The Sponsor represents and warrants to the Servicer and each Participant with respect to each Loan Commitment established and each Advance made pursuant to the Operative Documents that:

(a)	The Promissory Note, Loan Agreement and each other Loan
Document executed in connection with such Loan Commitment each constitutes a valid and binding agreement of each Borrower or guarantor party thereto and is enforceable against each such party in accordance with its terms.

(b)	The Promissory Note and accompanying Loan Documents
executed in connection with such Loan and delivered to the Servicer are the only contracts evidencing the transaction described therein and constitute the entire agreement of the parties thereto with respect to such transaction and Sponsor has not made any other promises, agreements or representations and warranties with respect to the transactions evidenced by such Promissory Note.

(c)	The Promissory Note and each accompanying Loan Document
executed in connection with such Loan is genuine and all signatures, names, amounts and other facts and statements therein and thereon are true and correct.

(d)	All disclosures required to be made under applicable
federal and state law in connection with such Loan have been properly and completely made with respect to each Promissory Note, the other Loan Documents and the Loan and each such Promissory Note, other Loan Documents and Loan is in full compliance with all applicable federal and state laws, including without limitation, applicable state and federal usury laws and regulations.

(e)	The proceeds of each Promissory Note will be solely for
the purpose of financing the acquisition and expansion of restaurants franchised by the Sponsor and operated by the relevant Borrower and not for any non-business purposes.

VI.   COVENANTS

VI.1	Affirmative Covenants.

The Sponsor covenants and agrees that it will, as long as the Commitment is in effect or the Servicer is committed to make Advances under any Loan Documents and thereafter so long as any Loans remain outstanding under this Agreement or Sponsor has any other unsatisfied obligations under the Operative Documents:

(a)	Corporate Existence, Etc.  Preserve and maintain, and
cause each of its Material Subsidiaries to preserve and maintain, its corporate existence, its material rights, franchises, and licenses, and its material patents and copyrights (for the scheduled duration thereof), trademarks, trade names, and service marks, necessary or desirable in the normal conduct of its business, and its qualification to do business as a foreign corporation in all jurisdictions where it conducts business or other activities making such qualification necessary, where the failure to be so qualified would reasonably be expected to have a Materially Adverse Effect.

(b)	Compliance with Laws, Etc.  Comply, and cause each of
its Subsidiaries to comply with all Requirements of Law (including, without limitation, the Environmental Laws subject to the exception set forth in Section 5.1(h) where the penalties, claims, fines, and other liabilities resulting from noncompliance with such Environmental Laws do not involve amounts in excess of $2,500,000 in the aggregate) and Contractual Obligations applicable to or binding on any of them where the failure to comply with such Requirements of Law and Contractual Obligations would reasonably be expected to have a Materially Adverse Effect.

(c)	Payment of Taxes and Claims, Etc.  Pay, and cause each
of its Subsidiaries to pay, (i) all taxes, assessments and governmental charges imposed upon it or upon its property, and (ii) all claims (including, without limitation, claims for labor, materials, supplies or services) which might, if unpaid, become a Lien upon its property, unless, in each case, the validity or amount thereof is being contested in good faith by appropriate proceedings and adequate reserves are maintained with respect thereto.

(d)	Keeping of Books.  Keep, and cause each of its
Subsidiaries to keep, proper books of record and account, containing complete and accurate entries of all their respective financial and business transactions.

(e)	Visitation, Inspection, Etc.  Permit, and cause each of
its Subsidiaries to permit, any representative of the Servicer or any Participant to visit and inspect any of its property, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with its officers, all at such reasonable times and as often as the Servicer or such Participant may reasonably request.

(f)	Insurance; Maintenance of Properties.

(i)	Maintain or cause to be maintained with
financially sound and reputable insurers, insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by reputable companies in the same or similar businesses, such insurance to be of such types and in such amounts as is customary for such companies under similar circumstances; provided, however, that in any event Sponsor shall use its best efforts to maintain, or cause to be maintained, insurance in amounts and with coverages not materially less favorable to any Consolidated Company as in effect on the date of this Agreement.

(ii)	Cause, and cause each of the Consolidated
Companies to cause, all properties used or useful in the conduct of its business to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, settlements and improvements thereof, all as in the judgment of Sponsor may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

(g)	Reporting Covenants.  Furnish to each Participant:

(i)	Annual Financial Statements.  As soon as
available and in any event within 90 days after the end of each Fiscal Year of Sponsor, balance sheets of the Consolidated Companies as at the end of such year, presented on a consolidated basis, and the related statements of income, shareholders' equity, and cash flows of the Consolidated Companies for such Fiscal Year, presented on a consolidated basis, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and accompanied by a report thereon of Ernst & Young or other independent public accountants of comparable recognized national standing, which such report shall be unqualified as to going concern and scope of audit and shall state that such financial statements present fairly in all material respects the financial condition as at the end of such Fiscal Year on a consolidated basis, and the results of operations and statements of cash flows of the Consolidated Companies for such Fiscal Year in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(ii)	Quarterly Financial Statements.  As soon as
available and in any event within 45 days after the end of each fiscal quarter of Sponsor (other than the fourth fiscal quarter), balance sheets of the Consolidated Companies as at the end of such quarter presented on a consolidated basis and the related statements of income, shareholders' equity, and cash flows of the Consolidated Companies for such fiscal quarter and for the portion of Sponsor's Fiscal Year ended at the end of such quarter, presented on a consolidated basis setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Sponsor's previous Fiscal Year, all in reasonable detail and certified by the chief financial officer or principal accounting officer of Sponsor that such financial statements fairly present in all material respects the financial condition of the Consolidated Companies as at the end of such fiscal quarter on a consolidated basis, and the results of operations and statements of cash flows of the Consolidated Companies for such fiscal quarter and such portion of Sponsor's Fiscal Year, in accordance with GAAP consistently applied (subject to normal year-end audit adjustments and the absence of certain footnotes);

(iii)	No Default/Compliance Certificate.  Together with
the financial statements required pursuant to subsections (i) and (ii) above, a certificate of the treasurer or chief financial officer of Sponsor (x) to the effect that, based upon a review of the activities of the Consolidated Companies and such financial statements during the period covered thereby, there exists no Credit Event or Unmatured Credit Event under this Agreement, or if there exists a Credit Event or Unmatured Credit Event hereunder, specifying the nature thereof and the proposed response thereto, and (y) demonstrating in reasonable detail compliance as at the end of such Fiscal Year or such fiscal quarter with Section 6.1(h) and Sections 6.2(a) through 6.2(e);

(iv)	Notice of Credit Event.  Promptly after any
Executive Officer of Sponsor has notice or knowledge of the occurrence of a Credit Event or an Unmatured Credit Event, a certificate of the chief financial officer or principal accounting officer of Sponsor specifying the nature thereof and the proposed response thereto;

(v)	Litigation.  Promptly after (i) the occurrence
thereof, notice of the institution of or any material adverse development in any material action, suit or proceeding or any governmental investigation or any arbitration, before any court or arbitrator or any governmental or administrative body, agency or official, against any Consolidated Company, or any material property of any thereof seeking money damages in excess of $2,500,000 or which, if adversely determined, would otherwise reasonably be expected to have a Materially Adverse Effect, or (ii) actual knowledge thereof, notice of the threat of any such action, suit, proceeding, investigation or arbitration;

(vi)	Environmental Notices.  Promptly after receipt
thereof, notice of any actual or alleged violation, or notice of any action, claim or request for information, either judicial or administrative, from any governmental authority relating to any actual or alleged claim, notice of potential responsibility under or violation of any Environmental Law, or any actual or alleged spill, leak, disposal or other release of any waste, petroleum product, or hazardous waste or Hazardous Substance by any Consolidated Company which could result in penalties, fines, claims or other liabilities to any Consolidated Company in amounts in excess of $500,000;

(vii)	ERISA.  (A)  Promptly after the occurrence
thereof with respect to any Plan of any Consolidated Company or any ERISA Affiliate thereof, or any trust established thereunder, notice of (A) a "reportable event" described in
Section 4043 of ERISA and the regulations issued from time to time thereunder (other than a "reportable event" not subject to the provisions for 30-day notice to the PBGC under such regulations), or (B) any other event which could subject any Consolidated Company to any tax, penalty or liability under Title I or Title IV of ERISA or Chapter 43 of the Tax Code, or any tax or penalty resulting from a loss of deduction under Sections 162, 404 or 419 of the Tax Code, where any such taxes, penalties or liabilities exceed or could exceed $500,000 in the aggregate;

(B)	Promptly after such notice must be provided
to the PBGC, or to a Plan participant, beneficiary or alternative payee, any notice required under
Section 101(d), 302(f)(4), 303, 307, 4041(b)(1)(A) or
4041(c)(1)(A) of ERISA or under Section 401(a)(29) or 412 of the Tax Code with respect to any Plan of any Consolidated Company or any ERISA Affiliate thereof;

(C)	Promptly after receipt, any notice received
by any Consolidated Company or any ERISA Affiliate thereof concerning the intent of the PBGC or any other governmental authority to terminate a Plan of such Company or ERISA Affiliate thereof which is subject to Title IV of ERISA, to impose any liability on such Company or ERISA Affiliate under Title IV of ERISA or
Chapter 43 of the Tax Code;

(D)	Upon the request of the Servicer, promptly
upon the filing thereof with the Internal Revenue
Service ("IRS") or the Department of Labor ("DOL"), a
copy of IRS Form 5500 or annual report for each Plan of
any Consolidated Company or ERISA Affiliate thereof
which is subject to Title IV of ERISA;
(E)	Upon the request of the Servicer, (A) true
and complete copies of any and all documents, government reports and IRS determination or opinion letters or rulings for any Plan of any Consolidated
Company from the IRS, PBGC or DOL, (B) any reports filed with the IRS, PBGC or DOL with respect to a Plan of the Consolidated Companies or any ERISA Affiliate thereof, or (C) a current statement of withdrawal liability for each Multiemployer Plan of any Consolidated Company or any ERISA Affiliate thereof;

(viii)	Liens.  Promptly upon any Consolidated
Company becoming aware thereof, notice of the filing of any federal statutory Lien, tax or other state or local government Lien or any other Lien affecting their respective properties, other than Permitted Liens;

(ix)	Public Filings, Etc.  Promptly upon the filing
thereof or otherwise becoming available, copies of all financial statements, annual, quarterly and special reports, proxy statements and notices sent or made available generally by Sponsor to its public security holders, of all regular and periodic reports and all registration statements and prospectuses, if any, filed by any of them with any securities exchange, and of all press releases and other statements made available generally to the public containing material developments in the business or financial condition of Sponsor and the other Consolidated Companies;

(x)	Accountants' Reports.  Promptly upon receipt
thereof, copies of all financial statements of, and all reports submitted by, independent public accountants to Sponsor in connection with each annual, interim, or special audit of Sponsor's financial statements, including without limitation, the comment letter submitted by such accountants to management in connection with their annual audit;

(xi)	Burdensome Restrictions, Etc.  Promptly upon the
existence or occurrence thereof, notice of the existence or occurrence of (i) any Contractual Obligation or Requirement of Law described in Section 5.1(k), (ii) failure of any Consolidated Company to hold in full force and effect those material trademarks, service marks, patents, trade names, copyrights, licenses and similar rights necessary in the normal conduct of its business, and (iii) any strike, labor dispute, slow down or work stoppage as described in Section
5.1(t);

(xii)	New Material Subsidiaries.  Within 30 days after
the formation or acquisition of any Material Subsidiary, or any other event resulting in the creation of a new Material
Subsidiary, notice of the formation or acquisition of such Material Subsidiary or such occurrence, including a description of the assets of such entity, the activities in which it will be engaged, and such other information as the Servicer and any of the Participants may request;

(xiii)	Intercompany Asset Transfers.  Promptly
upon the occurrence thereof, notice of the transfer of any assets from any Credit Party to any other Consolidated Company that is not a Credit Party in any transaction or series of related transactions where either the book value or the fair market value of such assets is greater than $2,500,000 (excluding sales or other transfers of assets in the ordinary course of business); and

(xiv)	Other Information.  With reasonable promptness,
such other information about the Consolidated Companies as the Servicer or any Participant may reasonably request from time to time.

(h)	Financial Covenants.

(i)	Fixed Charge Coverage.  Maintain, during the
period set forth below, a Fixed Charge Coverage Ratio greater than the ratio set forth opposite such period, measured as of the last day of each fiscal quarter during such period for the immediately preceding four quarters ending on such date:

Applicable Period				 Ratio

Closing Date
through Fiscal Year End 1997		1.75:1.00

First day of Fiscal Year
 	1998 and thereafter				2.00:1.00

(ii)	Consolidated Funded Debt to Total Capitalization.
 Maintain at all times, measured as of the last day of each fiscal quarter of the Sponsor, a ratio of Consolidated Funded
Debt to Total Capitalization of less than 0.60:1.0.

(iii)	Consolidated Net Worth.  Maintain at all times
Consolidated Net Worth in an amount not less than the sum of
(i) $180,000,000.00, plus (ii) the greater of (x) $0, and (y)
fifty percent (50%) of the Consolidated Net Income (Loss) earned by Sponsor during the period commencing on June 2, 1996 and ending on the last day of the fiscal quarter of the Sponsor immediately preceding the date of any calculation hereof (with such period calculated as a single accounting period and taking into account 100% of all losses during such period), plus (iii) an amount equal to 100% of the Net Proceeds of all issuances of stock, warrants, Subordinated Debt, or other equity of the Sponsor issued following the date hereof.

(i)	Notices Under Certain Other Indebtedness.  Immediately
upon its receipt thereof, Sponsor shall furnish the Servicer with a copy of any notice received by it or any other Consolidated Company from the holder(s) of Indebtedness referred to in Section 6.2(a)
(ii), (iii), (vi), (vii) or (ix) (or from any trustee, agent, attorney, or other party acting on behalf of such holder(s)) in an amount which, in the aggregate, exceeds $2,500,000, where such notice states or claims (x) the existence or occurrence of any default or event of default with respect to such Indebtedness under the terms of any indenture, loan or credit agreement, debenture, note, or other document evidencing or governing such Indebtedness, or (y) the existence or occurrence of any event or condition which requires or permits holder(s) of any Indebtedness to exercise rights under any Change in Control Provision.

(j)	Additional Credit Parties and Collateral.  Promptly
after (i) the formation or acquisition of any Material Subsidiary not listed on Schedule 5.1(m), (ii) the transfer of assets to any Consolidated Company if notice thereof is required to be given pursuant to Section 6.1(g)(xii) and as a result thereof the recipient of such assets becomes a Material Subsidiary, or (iii) the occurrence of any other event creating a new Material Subsidiary, Sponsor shall cause to be executed and delivered a Guaranty Agreement from each such Material Subsidiary, together with related corporate authorization documents, organizational documents, secretary's certificates and opinions, all in form and substance satisfactory to the Servicer and the Required Participants.

VI.2	Negative Covenants

The Sponsor covenants and agrees that so long as the Commitment remains outstanding or any Loans remain outstanding or the Sponsor has any obligations under the Operative Documents, it will not allow its Subsidiaries, without the prior written consent of the Required Participants to:

(a)	Indebtedness.  Create, incur, assume, guarantee, suffer
to exist or otherwise become liable on or with respect to, directly or indirectly, any Indebtedness, other than:

(i)	Indebtedness of the Sponsor under this Agreement
and of the Material Subsidiaries of Sponsor pursuant to the Guaranty Agreement;

(ii)	Indebtedness outstanding or incurred on the
Closing Date and described on Schedule 6.2(a);

(iii)	purchase money Indebtedness to the extent secured
by a Lien permitted by Section 6.2(a)(ii) or Indebtedness of a Person acquired by the Sponsor to the extent secured by a Lien permitted by Section 6.2(a)(viii);

(iv)	unsecured current liabilities (other than
liabilities for borrowed money or liabilities evidenced by promissory notes, bonds or similar instruments) incurred in the ordinary course of business and either (x) not more than 30 days past due, or (y) being disputed in good faith by appropriate proceedings with reserves for such disputed liability maintained in conformity with GAAP;

(v)	Indebtedness of Sponsor or any of its
Subsidiaries under (x) Interest Rate Contracts, or (y) to the extent constituting Indebtedness, the LIBOR Lease
Transaction;

(vi)	Subordinated Debt of the Sponsor (but not
Subsidiaries of the Sponsor);

(vii)	Guarantees of advances to officers and employees
in the ordinary course of business, or Guarantees otherwise disclosed to and approved in writing by the Servicer and the Required Participants;

(viii)	Endorsements of instruments for deposit or
collection in the ordinary course of business; and

(ix)	Other unsecured Indebtedness of the Sponsor (but
not Subsidiaries of the Sponsor) (other than Guarantees) which does not result in a Unmatured Credit Event or an Credit Event pursuant hereto.

(b)	Liens.  Create, incur, assume or suffer to exist any
Lien on any of its property now owned or hereafter acquired to secure any Indebtedness other than:

(i)	Liens existing on the Closing Date and disclosed
on Schedule 6.2(b);

(ii)	any Lien on any property and proceeds thereof
securing Indebtedness incurred or assumed for the purpose of financing all or any part of the acquisition cost of such property and any refinancing thereof, provided that such Lien does not extend to any other property (other than the proceeds of such property) including any Lien arising pursuant to the LIBOR Lease Transaction;

(iii)	Liens for taxes not yet due, and Liens for taxes
or Liens imposed by ERISA which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(iv)	statutory Liens of landlords and Liens of
carriers, warehousemen, mechanics, materialmen and other Liens imposed by law and created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(v)	Liens incurred or deposits made in the ordinary
course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(vi)	zoning, easements and restrictions on the use of
real property which do not materially impair the use of such property;

(vii)	rights in property reserved or vested in any
governmental authority which do not materially impair the use of such property; and

(viii)	any Lien existing on property of a Person
immediately prior to its being consolidated with or merged into the Sponsor or into any Consolidated Company, or any Lien existing on any property acquired by any Consolidated Company at the time such property is so acquired (whether or not the Indebtedness secured thereby shall have been assumed), provided that (x) no such Lien shall have been created or assumed in contemplation of consolidation or merger or such Person's becoming a Consolidated Company or such acquisition of property and (y) each such Lien shall at all times be confined solely to the item or items of property so acquired and, if required by the terms of the instruments originally creating such Lien, other property which is an improvement to or is acquired for specific use in connection with such acquired property;

provided that, the aggregate amount of Indebtedness secured by Liens permitted pursuant to this Section 6.2(b), excluding Indebtedness, if any arising pursuant to LIBOR Lease Transaction, shall at no time exceed 15% of the Consolidated Net Worth of the Sponsor calculated as of the last day of the most recently ended fiscal quarter of the Sponsor.

(c)	Mergers, Sales, Etc.  (A) Merge or consolidate with any
other Person, except that this Section 6.2(c) shall not apply to
(i) any merger or consolidation of Sponsor with any other Person provided that the Sponsor is the surviving corporation after such merger or consolidation, (ii) any merger or consolidation of any of the Sponsor's Subsidiaries with any other Person provided that any such Subsidiary shall be the surviving corporation after such merger or consolidation or (iii) any merger between Subsidiaries of Sponsor, and (B) sell, lease, transfer or otherwise dispose of its accounts, property or other assets (including capital stock of any Subsidiary of Sponsor), except that this Section 6.2(c) shall not apply to (i) any sale, lease, transfer or other disposition of assets of any Subsidiary of the Sponsor to the Sponsor or any of its Material Subsidiaries, (ii) sales of inventory in the ordinary course of business of the Sponsor and its Subsidiaries,
(iii) disposition of equipment or inventory determined in good faith to be obsolete or unusable by the Sponsor or its Subsidiaries, or (iv) any other sale of the Sponsor's assets during the term of this Agreement with an aggregate book value, when aggregated with all other such sales since March 6, 1996, not exceeding 7.5% of the aggregate book value of all of the Sponsor's assets on the date of such transfer; provided, however, that no transaction pursuant to clause (A), clause (B)(i) or clause (b)(iv) above shall be permitted if any Unmatured Credit Event or Credit Event exists at the time of such transaction or would exist as a result of such transaction.

(d)	Investments, Loans, Etc.  Make, permit or hold any
Investments in any Person, or otherwise acquire or hold any Subsidiaries, other than:

(i)	Investments in Subsidiaries of Sponsor existing
as of March 6, 1996 and Investments in Franchisees arising out of the guarantee of Loans hereunder;

(ii)	Investments in the stock or other assets of any
other Person that is engaged in a business permitted by
Section 6.2(h) hereof that, as a result of such Investment, becomes a Subsidiary of Sponsor (other than Hostile Acquisitions); provided, however, that the aggregate amount of Investments made pursuant to this subsection (ii) shall not exceed, during the term of this Agreement, a total value of ten percent (10%) of the Consolidated Net Worth of the Sponsor as calculated on the last day of the most recently ended fiscal quarter of the Sponsor;

(iii)	marketable direct obligations of the United
States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case supported by the full faith and credit of the United States and maturing within one year from the date of creation thereof;

(iv)	Investments received in settlement of
Indebtedness created in the ordinary course of business;

(v)	marketable direct obligations issued by any state
of the United States of America or any political subdivision of any such state or any public instrumentality thereof, the interest from which is exempt from Federal income taxes, maturing within one year from the date of acquisition thereof and either having as at any date of determination the one of the two highest ratings obtainable from either Standard & Poor's or Moody's;

(vi)	unsecured commercial paper, the interest from
which is exempt from Federal income taxes, maturing no more than 270 days from the date of creation and having as at any date of determination either the highest rating obtainable from either Standard & Poor's or Moody's;

(vii)	commercial paper issued by corporations, each of
which has a consolidated net worth of not less than $500,000,000, and conducts a substantial portion of its business in the United States of America, maturing no more than 365 days from the date of acquisition thereof and having as at any date of determination the highest rating obtainable from either Standard & Poor's or Moody's; and

(viii)	money market or similar depository
accounts, certificates of deposit or bankers acceptances, in each case redeemable upon demand or maturing within one year from the date of acquisition thereof, issued by commercial banks incorporated under the laws of the United States of America or any state thereof or the District of Columbia, provided (x) each such bank has at any date of determination combined capital and surplus of not less than $1,000,000,000 and a rating of its long-term debt of at least A by Standard & Poor's or at least A by Moody's or a long-term deposit rating of at least A issued by Standard & Poor's or at least A issued by Moody's, (y) the aggregate amount of all such certificates of deposit issued by such bank are fully insured at all times by the Federal Deposit Insurance Company;

provided however, notwithstanding the foregoing, the Sponsor and any Subsidiary may continue to own any Investment which (A) complied with the provisions of clauses (f), (g) or (h) at the time such Investment was made and (B) at any date of determination does not so comply solely because (x) such Investment no longer has the rating required from Standard & Poor's or Moody's or (y) the bank having the money market or depository account or issuing the certificate of deposit or bankers acceptance ceases to have the required level of capital and surplus or to have a rating of its long-term debt of at least A by Standard & Poor's or at least A by Moody's or to have a long-term deposit rating of at least A by Standard & Poor's or at least A by Moody's, if, and for so long as, in the good faith judgment of the relevant Executive Officer, no loss of the principal amount of such Investment would occur as the result of the Sponsor or such Subsidiary continuing to own such Investment to maturity. Nothing contained in the foregoing proviso shall be deemed to be applicable to any new or renewed Investment at the time such Investment is made or renewed.
(e)	Letters of Credit.  Create, incur, issue, assume,
guarantee, suffer to exist or otherwise become liable on or with respect to, directly or indirectly, letters of credit where the maximum amount available to be drawn under all such letters of credit would exceed, at any one time outstanding, $50,000,000 in the aggregate.

(f)	Sale and Leaseback Transactions.  Sell or transfer any
property, real or personal, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which any Consolidated Company intends to use for substantially the same purpose or purposes as the property being sold or transferred; provided that, the Consolidated Companies shall be permitted to sell or transfer property and rent or lease such property or other property back so long as the aggregate market value of such property sold or transferred during the term of this Agreement does not exceed $5,000,000.

(g)	Transactions with Affiliates.

(i)	Enter into any transaction or series of related
transactions which in the aggregate would be material, whether or not in the ordinary course of business, with any Affiliate of any Consolidated Company (but excluding any Affiliate which is also a wholly-owned Subsidiary of Sponsor and any compensation arrangement with an officer or director of the Sponsor or any other Consolidated Company entered into in the ordinary course of business), other than on terms and conditions substantially as favorable to such Consolidated Company as would be obtained by such Consolidated Company at the time in a comparable arm's-length transaction with a Person other than an Affiliate.

(ii)	 Convey or transfer to any other Person
(including any other Consolidated Company) any real property, buildings, or fixtures used in the manufacturing or production operations of any Consolidated Company, or convey or transfer to any other Consolidated Company any other assets (excluding conveyances or transfers in the ordinary course of business) if at the time of such conveyance or transfer any Credit Event or Unmatured Credit Event exists or would exist as a result of such conveyance or transfer.

(h)	Changes in Business.  Enter into or engage in any
business which is substantially different from the business engaged in by the Sponsor and its Subsidiaries on the Closing Date.

(i)	ERISA.  Take or fail to take any action with respect to
any Plan of any Consolidated Company or, with respect to its ERISA Affiliates, any Plans which are subject to Title IV of ERISA or to continuation health care requirements for group health plans under the Tax Code, including without limitation (i) establishing any such Plan, (ii) amending any such Plan (except where required to comply with applicable law), (iii) terminating or withdrawing from any such Plan, or (iv) incurring an amount of unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA, or any withdrawal liability under Title IV of ERISA with respect to any such Plan, which together with any other action or omission referred to in this Section 6.2(i) (taken as a whole) would have a Materially Adverse Effect, without first obtaining the written approval of the Required Participants.

(j)	Limitation on Payment Restrictions Affecting
Consolidated Companies. Create or otherwise cause or suffer to exist or become effective, any consensual encumbrance or restriction on the ability of any Consolidated Company to (i) pay dividends or make any other distributions on any stock of a Subsidiary of the Sponsor, or (ii) pay any intercompany debt owed to Sponsor or any other Consolidated Company, or (iii) transfer any of its property or assets to Sponsor or any other Consolidated Company, except any consensual encumbrance or restriction existing as of the Closing Date.

(k)	Actions Under Certain Documents.  Without the prior
written consent of the Required Participants (i) modify, amend, cancel or rescind any agreements or documents evidencing or governing Subordinated Debt or intercompany debt, (ii) make any payment with respect to Subordinated Debt, except that current interest accrued on such Subordinated Debt as of the date of this Agreement and all interest subsequently accruing thereon (whether or not paid currently) may be paid unless a Credit Event or Unmatured Credit Event has occurred and is continuing, (iii) voluntarily prepay any portion of intercompany debt, or (iv) amend or revise the Sharing Agreements so as to materially increase the liabilities or obligations of the Consolidated Companies thereunder.

(l)	Changes in Fiscal Year.  Change the calculation of the
Fiscal Year of the Sponsor.

(m)	Issuance of Stock by Subsidiaries.  Permit any
Subsidiary (either directly or indirectly by the issuance of rights or options for, or securities convertible into such shares) to issue, sell or dispose of any shares of its stock of any class (other than directors' qualifying shares, if any) except to the Sponsor or another Subsidiary.


VII.   CREDIT EVENT

VII.1	Credit Events.

In the event that:

(a)	Payments.  Sponsor shall fail to pay any amount due and
payable hereunder on the due date thereof and, if such amount is with respect to interest or fees, such nonpayment continues for three (3) days thereafter;

(b)	Covenants Without Notice.  Sponsor shall fail to
observe or perform any covenant or agreement contained in Sections 6.1(a), 6.1(e), 6.1(g), 6.1(h), 6.1(i) or Section 6.2;

(c)	Other Covenants.  Sponsor shall fail to observe or
perform any covenant or agreement contained in this Agreement, other than those referred to in subsection (a) and (b) above, if capable of being remedied, such failure shall remain unremedied for 30 days after the earlier of (i) Sponsor's obtaining knowledge thereof, or (ii) written notice thereof shall have been given to Sponsor by Servicer or any Participant;

(d)	Representations.  Any representation or warranty made
or deemed to be made by Sponsor or any other Credit Party or by any of its officers under this Agreement or any other Operative Document (including the Schedules attached thereto), or any certificate or other document submitted to the Servicer or the Participants by any such Person pursuant to the terms of this Agreement or any other Operative Document, shall be incorrect in any material respect when made or deemed to be made or submitted.

(e)	Non-Payments of Other Indebtedness.  Any Consolidated
Company shall fail to make when due (whether at stated maturity, by acceleration, on demand or otherwise, and after giving effect to any applicable grace period) any payment of principal of or interest on any Indebtedness (other than Indebtedness hereunder) exceeding $2,500,000 individually or in the aggregate.

(f)	Defaults Under Other Agreements; Change In Control
Provisions. (a) Any Consolidated Company shall fail to observe or perform any covenants or agreements (whether or not waived) contained in any agreements or instruments relating to any of its Indebtedness exceeding $2,500,000 individually or in the aggregate, or any other event shall occur if the effect of such failure or other event is to accelerate, or with notice or passage of time or both, to permit the holder of such Indebtedness or any other Person to accelerate, the maturity of such Indebtedness; or any such Indebtedness shall be required to be prepaid (other than by a regularly scheduled required prepayment) in whole or in part prior to its stated maturity; or (b) any event or condition shall occur or exist which, pursuant to the terms of any Change in Control Provision, requires or permits the holder(s) of the Indebtedness subject to such Change in Control Provision to require that such Indebtedness be redeemed, repurchased, defeased, prepaid or repaid, in whole or in part, or the maturity of such Indebtedness to be accelerated;

(g)	Bankruptcy.  The Sponsor or any Material Subsidiary
shall commence a voluntary case concerning itself under the Bankruptcy Code or applicable foreign bankruptcy laws; or an involuntary case for bankruptcy is commenced against Sponsor or any Material Subsidiary and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) or similar official under applicable foreign bankruptcy laws is appointed for, or takes charge of, all or any substantial part of the property of the Sponsor or any Material Subsidiary; or the Sponsor or any Material Subsidiary commences proceedings of its own bankruptcy or to be granted a suspension of payments or any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction, whether now or hereafter in effect, relating to the Sponsor or any Material Subsidiary or there is commenced against the Sponsor or any Material Subsidiary any such proceeding which remains undismissed for a period of 60 days; or the Sponsor or any Material Subsidiary is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Sponsor or any Material Subsidiary suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Sponsor or any Material Subsidiary makes a general assignment for the benefit of creditors; or the Sponsor or any Material Subsidiary shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Sponsor or any Material Subsidiary shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; or the Sponsor or any Material Subsidiary shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate action is taken by the Sponsor or any Material Subsidiary for the purpose of effecting any of the foregoing;

(h)	ERISA.  A Plan of either a Consolidated Company or of
any of its ERISA Affiliates which is subject to Title IV of ERISA:

(i)	shall fail to be funded in accordance with the
minimum funding standard required by applicable law, the terms of such Plan, Section 412 of the Tax Code or Section 302 of ERISA for any plan year or a waiver of such standard is sought or granted with respect to such Plan under applicable law, the terms of such Plan or Section 412 of the Tax Code or Section 303 of ERISA; or

(ii)	is being, or has been, terminated or the subject
of termination proceedings under applicable law or the terms of such Plan; or

(iii)	shall require a Consolidated Company to provide
security under applicable law, the terms of such Plan,
Section 401 or 412 of the Tax Code or Section 306 or 307 of
ERISA; or

(iv)	results in a liability to a Consolidated Company
under applicable law, the terms of such Plan, or Title IV of ERISA;

and there shall result from any such failure, waiver, termination or other event described in clauses (i) through (iv) above a liability to the PBGC or a Plan that would have a Materially
Adverse Effect;

(i)	Judgments.  Judgments or orders for the payment of
money in excess of $2,500,000 individually or in the aggregate or otherwise having a Materially Adverse Effect shall be rendered against Sponsor or any other Consolidated Company and such judgment or order shall continue unsatisfied (in the case of a money judgment) and in effect for a period of 30 days during which execution shall not be effectively stayed or deferred (whether by action of a court, by agreement or otherwise);

(j)	Ownership of Credit Parties.  If Sponsor shall at any
time fail to own and control the shares of Voting Stock of any Guarantor which it owned or controlled at the time such Guarantor became a Credit Party hereunder other than due to sale of the Voting Stock of such Guarantor permitted pursuant to Section 6.2(c) hereof;

(k)	Change in Control of Sponsor.  Any person or group
(within the meaning of Rule 13d-5 of the Securities and Exchange Commission as in effect on the date hereof) shall become the owner, beneficially or of record, of shares representing more than thirty percent (30%) of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Sponsor.

(l)	Default Under Other Operative Documents; Sharing
Agreements. (x) There shall exist or occur any default as provided under the terms of any other Operative Document, or any Operative Document ceases to be in full force and effect or the validity or enforceability thereof is disaffirmed by or on behalf of Sponsor or any other Credit Party, or at any time it is or becomes unlawful for Sponsor or any other Credit Party to perform or comply with its obligations under any Operative Document, or the obligations of Sponsor or any other Credit Party under any Operative Document are not or cease to be legal, valid and binding on Sponsor or any such Credit Party or (y) any party to the Sharing Agreements shall default with respect to its covenants or obligations thereunder where such default results in a Materially Adverse Effect with respect to the Credit Parties;

then upon the occurrence and continuation of any such event (each, a "Credit Event"):
the Servicer may, and upon the written request of the Required Participants, shall, take any or all of the following actions, without prejudice to the rights of the Servicer or any Participant to enforce its claims against Sponsor, any other Credit Party, any Borrower or other obligor with respect to any Loan: (i) declare the Commitment terminated, whereupon the Commitment shall terminate immediately and any commitment fee shall forthwith become due and payable without any other notice of any kind; (ii) demand that the Sponsor purchase specified or all outstanding Loans and Loan Commitments by paying to the Servicer the Loan Indebtedness of each such Loan and assuming the Servicer's obligations thereunder; whereupon such amount shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Sponsor; provided, that, if a Credit Event specified in Section 7.1(g) shall occur, the result which would occur upon the giving of notice by the Servicer to any Credit Party, shall occur automatically without the giving of any such notice, and (iii) may exercise any other rights or remedies available under the Operative Documents, at law or in equity. In addition, the Servicer may, and upon the written request of the Required Participants, shall (x) cease funding further Advances pursuant to the Loan Commitments and (y) declare all Loan Indebtedness thereunder to be immediately due and payable in accordance with the terms of the Loan Documents and exercise all rights and remedies provided under the Loan Documents; provided that, the Servicer shall not take the actions authorized under clause (y) unless the Sponsor has failed to honor its obligation to pay the entire Loan Indebtedness demanded by the Servicer (or deemed demanded) within ten
(10) Business Days.


VIII.   GUARANTY

In addition to its obligations to repurchase the Loans upon the occurrence of a Credit Event and its other obligations hereunder, the Sponsor hereby agrees as follows:

VIII.1	Unconditional Guaranty.

The Sponsor hereby unconditionally and irrevocably guarantees to the Servicer, each Participant and any permitted assignee thereof, the full and prompt payment of all Guaranteed Obligations and all costs, charges and expenses (including reasonable attorneys' fees) actually incurred or sustained by the Servicer or any Participant in enforcing the obligations of the Sponsor hereunder. If any portion of the Guaranteed Obligations is not paid when due, Sponsor hereby agrees to and will immediately pay same, without resort by Servicer or any Participant to any other person or party. The obligation of Sponsor to Servicer and each Participant hereunder is primary, absolute and unconditional. This is a guaranty of payment and not of collection.

The obligation of the Sponsor pursuant to this Article VIII with respect to the Limited Guaranty Pool shall be limited, as of any date of determination, to an amount (the "Maximum Amount") equal to the greater of (a) fifty percent (50%) of the aggregate outstanding principal amount of the Limited Guaranty Pool on such date (after giving effect to any payments, recoveries on Collateral or other recoveries made by the Servicer or any Participant on such date with respect to the Loans or the Limited Guaranty Pool), (b) three
(3) times the largest aggregate outstanding Loan, and (c) $10,000,000; provided that, the Maximum Amount shall not on any date of determination exceed the outstanding principal amount of the Loans comprising the Limited Guaranty Pool. As a material inducement to the Servicer's and each Participant's entering into this Agreement, the parties hereto expressly agree that the Maximum Amount shall be redetermined (and the obligation of the Sponsor to pay such replenished Maximum Amount shall be enforceable by the Servicer and the Participants hereunder) on each day that any Loan Indebtedness remains outstanding regardless of (i) the date on which any such Loan remaining outstanding became a Defaulted Loan,
(ii) any previous payments made by the Sponsor hereunder on any prior date, whether or not constituting the Maximum Amount payable on such prior date, or (iii) the number of prior demands made by the Servicer or the Participants hereunder.

The foregoing limitation shall not in any way limit the obligation of the Sponsor with respect to the Guaranteed Obligations relating to the Fully Guaranteed Pool or any obligation of the Sponsor to purchase the Loans upon the occurrence of a Credit Event.

VIII.2	Continuing Guaranty.

The obligations of the Sponsor pursuant to this Article VIII constitute a guarantee which is continuing in nature and shall be effective with respect to the full amount outstanding under all Guaranteed Obligations, now existing or hereafter made or extended, regardless of the amount, subject only to the limitations set forth in the preceding Section 8.1.

VIII.3	Waivers.

The Sponsor hereby waives notice of Servicer's and each Participant's acceptance of this Agreement and the creation, extension or renewal of any Loans or other Guaranteed Obligations. Sponsor hereby consents and agrees that, at any time or times, without notice to or further approval from Sponsor, and without in any way affecting the obligations of Sponsor hereunder, Servicer and the Participants may, with or without consideration (i) release, compromise with, or agree not to sue, in whole or in part, any Borrower or any other obligor, guarantor, endorser or surety on any Loans or any other Guaranteed Obligations, (ii) renew, extend, accelerate, or increase or decrease the principal amount of any Loans or other Guaranteed Obligations, either in whole or in part,
(iii) amend, waive, or otherwise modify any of the terms of any Loans or other Guaranteed Obligations or of any mortgage, deed of trust, security agreement, or other undertaking of any of the Borrowers or any other obligor, endorser, guarantor or surety in connection with any Loans or other Guaranteed Obligations, and (iv) apply any payment received from Borrowers or from any other obligor, guarantor, endorser or surety on the Loans or other Guaranteed Obligations to any of the liabilities of Borrowers or of such other obligor, guarantor, endorser, or surety which Servicer may choose.

VIII.4	Additional Actions.

Sponsor hereby consents and agrees that the Servicer may at any time or times, either with or without consideration, surrender, release or receive any property or other Collateral of any kind or nature whatsoever held by it or for its account securing any Loans or other Guaranteed Obligations, or substitute any Collateral so held by Servicer for other Collateral of like or different kind, without notice to or further consent from Sponsor, and such surrender, receipt, release or substitution shall not in any way affect the obligations of Sponsor hereunder. Servicer shall have full authority to adjust, compromise, and receive less than the amount due upon any such Collateral, and may enter into any accord and satisfaction agreement with respect to the same as Servicer may deem advisable without affecting the obligations of Sponsor hereunder. Servicer shall be under no duty to undertake to collect upon such Collateral or any part thereof, and Sponsor's obligations hereunder shall not be affected by Servicer's alleged negligence or mistake in judgment in handling, disposing of, obtaining, or failing to collect upon or perfect a security interest in, any such Collateral.

VIII.5	Additional Waivers.

Sponsor hereby waives presentment, demand, protest, and notice of dishonor of any of the liabilities guaranteed hereby. Neither Servicer nor any Participant shall have any duty or obligation (i) to proceed or exhaust any remedy against any Borrower, any other obligor, guarantor, endorser, or surety on any Loans or other Guaranteed Obligations, or any other security held by Servicer or any Participant for any Loans or other Guaranteed Obligations, or
(ii) to give any notice whatsoever to Borrowers, Sponsor, or any other obligor, guarantor, endorser, or surety on any Loans or other Guaranteed Obligations, before bringing suit, exercising rights to any such security or instituting proceedings of any kind against Sponsor, any Borrower, or any of them, and Sponsor hereby waives any requirement for such actions by Servicer or any Participant. Upon default by any Borrower and Servicer's demand to Sponsor hereunder, Sponsor shall be held and bound to Servicer and each Participant directly as principal debtor in respect of the payment of the amounts hereby guaranteed, such liability of Sponsor being joint and several with each Borrower and all other obligors, guarantors, endorsers and sureties on the Loans or other Guaranteed Obligations.

VIII.6	Postponement of Obligations.

Until the Loan and other Guaranteed Obligations of any Borrower to the Servicer and the Participants have been paid in full (i) all present and future indebtedness of such Borrower to Sponsor is hereby postponed to the present and future indebtedness of such Borrower to Servicer and each Participant, and all monies received from such Borrower or for its account by Sponsor with respect to such indebtedness shall be received in trust for Servicer and the Participants, and promptly upon receipt, shall be paid over to Servicer for distribution to the Participants in accordance herewith until such Borrower's indebtedness to Servicer and the Participants is fully paid and satisfied, all without prejudice to and without in any way affecting the obligations of Sponsor hereunder; provided that unless and until the occurrence of a Loan Default or Loan Payment Default, the Sponsor may accept and retain any payments made by any Borrower to the Sponsor in the ordinary course of business, and (ii) Sponsor shall not have any rights of subrogation or otherwise to participate in any security held by the Servicer for any Loan to such Borrower or any other Guaranteed Obligations arising therefrom, and Sponsor hereby waives such rights until such time as such Loan and other Guaranteed Obligations have been paid in full to the Servicer and each Participant (whether by repurchase by the Sponsor, pursuant to this Article VIII or otherwise).

VIII.7	Effect on additional Guaranties.

The obligations of the Sponsor pursuant to this Article VIII are in addition to, and are not intended to supersede or be a substitute for any other guarantee, suretyship agreement, or instrument which Servicer may hold in connection with any Loans or other Guaranteed Obligations.

VIII.8	Reliance on Guaranty and Purchase Obligation; Disclaimer of
Liability.

Sponsor expressly acknowledges and agrees that each of the Servicer and the Participants, in making its credit decision with regard to the funding of the Loans, will rely solely upon the guaranty and purchase obligation of Sponsor set forth above and in Article VII and that neither the Servicer nor any Participant is under any obligation or duty to perform any credit analysis or investigation with regard to the creditworthiness of any Borrower. In addition, the Servicer expressly disclaims any responsibility or liability for the authenticity of signatures on any of the Loan Documents (other than the Servicer's), the authority of the Persons executing the Loan Documents (other than the Servicer) or the enforceability or compliance with laws of any of the Loan Documents.

SPONSOR EXPRESSLY ACKNOWLEDGES AND AGREES THAT SPONSOR'S OBLIGATIONS TO PURCHASE LOANS UNDER THIS AGREEMENT ARE ABSOLUTE AND UNCONDITIONAL. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SPONSOR'S OBLIGATION SHALL NOT BE AFFECTED BY THE EXISTENCE OF ANY DEFAULT BY ANY BORROWER UNDER THE APPLICABLE LOAN DOCUMENTS, ANY EXCHANGE, RELEASE OR NONPERFECTION OF ANY LIEN WITH RESPECT TO ANY COLLATERAL SECURING PAYMENT OF ANY LOAN, THE SUBSTITUTION OR RELEASE OF ANY ENTITY PRIMARILY OR SECONDARILY LIABLE FOR ANY LOAN, ANY LACK OF ENFORCEABILITY OF ANY LOAN DOCUMENT, ANY LAW, REGULATION, OR ORDER OF ANY JURISDICTION AFFECTING ANY LOAN OR LOAN DOCUMENT OR THE RIGHTS OF THE HOLDER THEREOF, ANY CHANGE IN THE CONDITION OR PROSPECTS OF THE BORROWER, INCLUDING WITHOUT LIMITATION, INSOLVENCY, BANKRUPTCY, REORGANIZATION OR SIMILAR PROCEEDING, OR ANY OTHER CIRCUMSTANCE WHICH MIGHT, BUT FOR THE PROVISIONS OF THIS PARAGRAPH, CONSTITUTE A LEGAL OR EQUITABLE DISCHARGE OF SPONSOR'S OBLIGATIONS HEREUNDER. SPONSOR'S OBLIGATIONS HEREUNDER SHALL NOT BE AFFECTED BY ANY SET-OFF OR CLAIM WHICH IT MIGHT HAVE AGAINST THE SERVICER OR ANY PARTICIPANT, WHETHER ARISING OUT OF THIS AGREEMENT OR OTHERWISE.

VIII.9	Reinstatement of Obligations.

The obligations of the Sponsor pursuant to the Operative Documents shall continue to be effective or be reinstated, as the case may be, if at any time payment or any part thereof, of principal of, interest on or any other amount with respect to any Loan or any obligation of Sponsor pursuant to the Operative Documents is rescinded or must otherwise be restored by the Servicer or any Participant upon the bankruptcy or reorganization of Sponsor, any Borrower or any guarantor or otherwise.

VIII.10	Right to Bring Separate Action.

Nothing contained in this Article VIII shall be construed to affect any other right that Sponsor may otherwise have under this Agreement, or any Operative Document, at law or in equity to institute an action or assert a claim against the Servicer or any Participant based upon a breach of Servicer's or such Participant's obligations set forth in the Operative Documents or to assert a compulsory counterclaim with respect thereto and any waiver of notice or other matter set forth in this Article VIII shall not affect Sponsor's right to seek damages arising from the failure of the Servicer to give such notice otherwise required by the terms of the Operative Documents.

IX.   INDEMNIFICATION

IX.1	Indemnification.

(a)	In addition to the other rights of the Servicer and the
Participants hereunder, Sponsor hereby agrees to protect, indemnify and save harmless the Servicer, each Participant, and the officers, directors, shareholders, employees, agents and representatives thereof (each an "Indemnified Party") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs (including, without limitation, reasonable attorney's fees and costs actually incurred), expenses or disbursements of any kind or nature whatsoever, whether direct, indirect, consequential or incidental, with respect to or in connection with or arising out of (i) the execution and delivery of this Agreement, any other Operative Document or any agreement or instrument contemplated hereby or thereby, including without limitation, the Loan Documents, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby, (ii) the making or administration of the Loan Commitments, the Loans or any of them, including any violation of federal or state usury or other laws, provided that with respect to clauses
(i) and (ii), Sponsor shall have no obligation to indemnify the Servicer and all Participants for more than one (1) counsel's reasonable fees and expenses, (iii) the enforcement, performance and administration of this Agreement or the Loan Documents or any powers granted to the Servicer hereunder or under any Loan Documents, (iv) any misrepresentation of the Sponsor hereunder,
(v) any matter arising pursuant to any Environmental Laws as a result of the Collateral or (vi) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether or not the Indemnified Party is a named party thereto, except to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Party.

(b) 	This indemnity shall survive the termination of this
Agreement.

IX.2	Notice Of Proceedings; Right To Defend

(a)	Any Person with an indemnification claim (or potential claim)
pursuant to Section 9.1 ("Potential Indemnitee") agrees to notify Sponsor (the "Potential Indemnitor") in writing within a reasonable time after receipt by it of written notice of the commencement of any administrative, legal or other proceeding, suit or action by a Person (other than Indemnitee or an affiliate thereof), if a claim for indemnification may be made by the Potential Indemnitee against the Potential
Indemnitor under this Article IX.

(b)	Following receipt by the Potential Indemnitor of any such
notice from a Potential Indemnitee, (an "Indemnity Notice"), the Potential Indemnitor shall be entitled at its own cost and expense to investigate and participate in the proceeding, suit or action referred to in the Indemnity Notice. At such time as the Potential Indemnitor shall have acknowledged in writing to the Potential Indemnitee that it will pay any judgment, damages, or losses incurred by the Potential
Indemnitee in the proceeding, suit or action referred to in the Indemnity Notice other than those for gross negligence or willful misconduct on the part of the Potential Indemnitee
(at which time the "Potential Indemnitor" shall be deemed to be the "Indemnitor" and the "Potential Indemnitee" shall be deemed to be the "Indemnitee"), the Indemnitor shall be entitled, to the extent that it shall desire, to assume the defense of such proceeding, suit or action, with counsel reasonably satisfactory to the Indemnitee. If the Indemnitor shall so assume the defense of such proceeding, suit or action, the Indemnitor shall conduct such defense with due diligence and at its own cost and expense.

(c)	In the event that the Indemnitor so assumes the defense of
such proceeding, suit or action, the Indemnitor shall not be entitled to settle such proceeding, suit or action without the written consent of the Indemnitee, provided that in the event that the Indemnitee does not consent to such settlement not to be unreasonably withheld or delayed (i) the Indemnitor's indemnification liability in connection with such proceeding, suit or action shall not exceed the amount of such proposed settlement and (ii) Indemnitee shall assume and pay all costs and expenses, including reasonable attorneys' fees, incurred by Indemnitor from the date that the Indemnitor presented the Indemnitee the terms of the proposed settlement. An Indemnitor shall not be liable to an Indemnitee for any settlement of a claim in any proceeding, suit or other action referred to in an Indemnity Notice, consented to by the Indemnitee without the consent of the Indemnitor.

(d)	A Potential Indemnitor shall be liable to a Potential
Indemnitee for a settlement of a claim in any proceeding, suit or other action referred to in an Indemnity Notice consented to by such Potential Indemnitee only if (i) such Potential Indemnitor first had a reasonable opportunity to investigate such claim and participate in such proceeding, suit or action, (ii) the Potential Indemnitee gave the Potential Indemnitor at least ten (10) Business Days notice of the proposed terms of such settlement prior to entering into such settlement and (iii) the Potential Indemnitor did not acknowledge in writing to the Potential Indemnitee, by the expiration of such ten (10) Business Days period, or such longer period as may be agreed to by the Potential Indemnitee and Potential Indemnitor that it would pay any judgment, damages or losses incurred by the Potential Indemnitee in such proceeding suit or action.

IX.3	Third Party Beneficiaries

No Persons shall be deemed to be third party beneficiaries of this Agreement. Except as expressly otherwise provided in this Agreement, this Agreement is solely for the benefit of Sponsor and the Servicer, the Participants and their respective successors and permitted assigns, and no other Person shall have any right, benefit, priority or interest under, or because of the existence of, this Agreement.

X.   SURVIVAL OF LOAN FACILITY

The terms of this Loan Facility Agreement shall survive the termination of the Commitment hereunder and the termination of any Loan Commitment established pursuant the terms hereof until the indefeasible payment in full of each of the Loans outstanding hereunder and Article IX hereof shall survive the termination of this Agreement upon such repayment.


XI.   CONDITIONS PRECEDENT

The obligation of the Servicer to establish the initial Loan
Commitment pursuant to this Agreement is subject to satisfaction of the following conditions:

XI.1	Receipt of Documents.

The Servicer shall have received the following, each dated as of the date of this Agreement, in form and substance satisfactory to the Servicer and (except in the case of the Servicing Agreement and the Fee Letter) the Participants:

(a)	Duly executed counterparts of this Agreement.

(b)	Duly executed counterparts of the Servicing Agreement
and the Fee Letter.

(c)	Duly executed counterparts of the Guaranty Agreement.

(d)	Copies of the organizational papers of Sponsor and each
Guarantor, certified as true and correct by the Secretaries of State of their respective States of incorporation, and certificates from the Secretaries of State of such States of incorporation certifying Sponsor's and each Guarantor's good standing as a corporation in such State.

(e)	A certificate of the Secretary or Assistant Secretary
of each of Sponsor and each Guarantor certifying (i) the names and true signatures of the officers of Sponsor and each Guarantor authorized to execute the Guaranty Agreement, this Agreement, the Servicing Agreement and the other Operative Documents to be delivered hereunder to which each is a party, (ii) the bylaws of Sponsor and each Guarantor, respectively, and (iii) the resolutions of the Board of Directors of each of Sponsor and each Guarantor, respectively, approving the Operative Documents to which each is a party and the transactions contemplated hereby.

(f)	A favorable written opinion of Powell, Goldstein,
Frazer & Murphy, counsel for Sponsor and Guarantor, in a form satisfactory to the Servicer and each Participant and covering such matters relating to the transactions contemplated hereby as the Servicer may reasonably request.

(g)	All corporate and other proceedings taken or to be
taken in connection with the transactions contemplated hereby and all documents incident hereto or delivered in connection therewith shall be satisfactory in form and substance to the Servicer and the Participants.

(h)	In addition, each of the Participants shall have
received a duly executed Participation Certificate from the Servicer.


XII.   THE SERVICER

XII.1	Appointment of Servicer as Agent.

To the extent of its ownership interest in the Loans, each Participant hereby designates Servicer as its agent to administer all matters concerning the Loans and to act as herein specified. Each Participant hereby irrevocably authorizes the Servicer to take such actions on its behalf under the provisions of this Agreement, the other Operative Documents, and all other instruments and agreements referred to herein or therein, and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Servicer by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Servicer may perform any of its duties hereunder by or through its agents or employees.

XII.2	Nature of Duties of Servicer.

The Servicer shall have no duties or responsibilities except those expressly set forth in this Agreement and the other Operative Documents. None of the Servicer nor any of its respective officers, directors, employees or agents shall be liable for any action taken or omitted by it as such hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct. The Servicer shall not have by reason of this Agreement a fiduciary relationship in respect of any Participant; and nothing in this Agreement, express or implied, is intended to or shall be so construed as to impose upon the Servicer any obligations in respect of this Agreement or the other Operative Documents except as expressly set forth herein.

XII.3	Lack of Reliance on the Servicer.

(a)	Independently and without reliance upon the Servicer,
each Participant, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Credit Parties in connection with the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of the Credit Parties, and, except as expressly provided in this Agreement, the Servicer shall have no duty or responsibility, either initially or on a continuing basis, to provide any Participant with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter.

(b)	The Servicer shall not be responsible to any
Participant for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, priority or sufficiency of this Agreement, the Guaranty Agreement, and Loan Document or any other documents contemplated hereby or thereby, or the financial condition of the Credit Parties or any Borrower, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Guaranty Agreement or the other documents contemplated hereby or thereby, or the financial condition of the Credit Parties or any Borrower, or the existence or possible existence of any Unmatured Credit Event or Credit Event.

XII.4	Certain Rights of the Servicer.

If the Servicer shall request instructions from the Required Participants with respect to any action or actions (including the failure to act) in connection with this Agreement, the Servicer shall be entitled to refrain from such act or taking such act, unless and until the Servicer shall have received instructions from the Required Participants; and the Servicer shall not incur liability in any Person by reason of so refraining. Without limiting the foregoing, no Participant shall have any right of action whatsoever against the Servicer as a result of the Servicer acting or refraining from acting hereunder in accordance with the instructions of the Required Participants.

XII.5	Reliance by Servicer.

The Servicer shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cable gram, radiogram, order or other documentary, teletransmission or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper Person. The Servicer may consult with legal counsel (including counsel for any Credit Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

XII.6	Indemnification of Servicer.

To the extent the Servicer is not reimbursed and indemnified by the Credit Parties, each Participant will reimburse and indemnify the Servicer, ratably according to the respective Pro Rata Shares, in either case, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Servicer in performing its duties hereunder, in any way relating to or arising out of this Agreement or the other Operative Documents; provided that no Participant shall be liable to the Servicer for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Servicer's gross negligence or willful misconduct.

XII.7	The Servicer in its Individual Capacity.

With respect to its obligations under this Agreement and the amounts advanced by it, the Servicer shall have the same rights and powers hereunder as any other Participant and may exercise the same as though it were not performing the duties specified herein; and the terms "Participants", "Required Participants", or any similar terms shall, unless the context clearly otherwise indicates, include the Servicer in its individual capacity. The Servicer may accept deposits from, lend money to, and generally engage in any kind of banking, trust, financial advisory or other business with the Consolidated Companies or any affiliate of the Consolidated Companies as if it were not performing the duties specified herein, and may accept fees and other consideration from the Consolidated Companies for services in connection with this Agreement and otherwise without having to account for the same to the Participants.

XII.8	Holders of Participation Certificates.

The Servicer may deem and treat the payee of any Participation Certificate as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Servicer. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Participation Certificate shall be conclusive and binding on any subsequent holder, transferee or assignee of such Participation Certificate or of any Participation Certificate or Certificates issued in exchange therefor.


XIII.   MISCELLANEOUS

XIII.1	Notices.

All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, telecopy or similar teletransmission or writing) and shall be given to such party at its address or applicable teletransmission number set forth on the signature pages hereof, or such other address or applicable teletransmission number as such party may hereafter specify by notice to the Servicer and Sponsor. Each such notice, request or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified in this Section and the appropriate answerback is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid,
(iii) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate confirmation is received, or (iv) if given by any other means (including, without limitation, by air courier), when delivered or received at the address specified in this Section; provided that notices to the Servicer shall not be effective until received.

XIII.2	Amendments, Etc.

No amendment or waiver of any provision of this Agreement or the other Operative Documents, nor consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Participants (and in the case of any amendment, the applicable Credit Party), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall, unless in writing and signed by all the Participants do any of the following:
 (i) waive any of the conditions specified in Section 2.1 or 11.1,
(ii) increase the Participating Commitments or contractual obligations of the Participants to Servicer or Sponsor under this Agreement, (iii) reduce the principal of, or interest on, the Participation Certificates or any fees hereunder, (iv) postpone any date fixed for the payment in respect of principal of, or interest on, the Participation Certificates or any fees hereunder, (v) agree to release any Guarantor from its obligations under any Guaranty Agreement or the Sponsor from its obligations pursuant to
Article VIII, (vi) modify the definition of "Required Participants," or (vii) modify Article IV, Article VIII or this
Section 13.2. Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing and signed by the Servicer in addition to the Participants required hereinabove to take such action, affect the rights or duties of the Servicer under this Agreement or under any other Operative Document or Loan Document. In addition, notwithstanding the foregoing, the Servicer and the Sponsor may, without the consent of or notice to the Participants, enter into amendments, modifications or waivers with respect to the Servicing Agreement and the Fee Letter as long as such amendments or modifications do not conflict with the terms of this Agreement.
XIII.3	No Waiver; Remedies Cumulative.

No failure or delay on the part of the Servicer or any Participant in exercising any right or remedy hereunder or under any other Operative Document, and no course of dealing between any Credit Party and the Servicer or any Participant shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy hereunder or under any other Operative Document preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Servicer or any Participant would otherwise have. No notice to or demand on any Credit Party not required hereunder or under any other Operative Document in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Servicer or the Participants to any other or further action in any circumstances without notice or demand.

XIII.4	Payment of Expenses, Etc.  Sponsor shall:

(i)	whether or not the transactions hereby
contemplated are consummated, pay all reasonable, out-of-pocket costs and expenses of the Servicer in the administration (both before and after the execution hereof and including reasonable expenses actually incurred relating to advice of counsel as to the rights and duties of the Servicer and the Participants with respect thereto) of, and in connection with the preparation, execution and delivery of, preservation of rights under, enforcement of, and, after a Unmatured Credit Event or Credit Event, refinancing, renegotiation or restructuring of, this Agreement and the other Operative Documents and the documents and instruments referred to therein, and any amendment, waiver or consent relating thereto (including, without limitation, the reasonable fees actually incurred and disbursements of counsel for the Servicer), and in the case of enforcement of this Agreement or any Operative Document after an Credit Event, all such reasonable, out-of-pocket costs and expenses (including, without limitation, the reasonable fees actually incurred and reasonable disbursements and changes of counsel), for any of the Participants; and

(ii)	Pay and hold the Servicer and each of the
Participants harmless from and against any and all present and future stamp, documentary, and other similar Taxes with respect to this Agreement, the Participation Certificates, the Loan Documents and any other Operative Documents, any collateral described therein, or any payments due thereunder, and save the Servicer and each Participant harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such Taxes.

XIII.5	Right of Setoff.

In addition to and not in limitation of all rights of offset that any Participant may have under applicable law, each Participant shall, upon the occurrence of any Credit Event and whether or not such Participant has made any demand or any Credit Party's obligations have matured, have the right to appropriate and apply to the payment of any Credit Party's obligations hereunder and under the other Operative Documents, all deposits of any Credit Party (general or special, time or demand, provisional or final) then or thereafter held by and other indebtedness or property then or thereafter owing by such Participant or other holder to any Credit Party, whether or not related to this Agreement or any transaction hereunder.

XIII.6	Benefit of Agreement; Assignments; Participations.

(a)	This Agreement shall be binding upon and inure to
the benefit of and be enforceable by the respective successors and assigns of the parties hereto, provided that Sponsor may not assign or transfer any of its interest hereunder without the prior written consent of the Participants.

(b)	Any Participant may make, carry or transfer Loans
at, to or for the account of, any of its branch offices or the office of an Affiliate of such Participant.

(c)	Each Participant may assign all of its interests,
rights and obligations under this Agreement (including all of its Participating Commitments and the Funded Participant's Interest at the time owing to it and the Participation Certificates held by it) to any Eligible Assignee; provided, however, that (i) the Sponsor has given its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed) unless such assignment is an Affiliate of the assigning Participant or unless a Credit Event has occurred and is continuing hereunder, (ii) the amount of the Participating Commitment of the assigning Participant subject to each assignment (determined as of the date the assignment and acceptance with respect to such assignment is delivered to the Servicer) shall not be less than the entire Participating Commitment of such assignor and (iii) the parties to each such assignment shall execute and deliver to the Servicer an Assignment and Acceptance, together with the Participation Certificate subject to such assignment and, unless such assignment is to an Affiliate of such Participant, a processing and recordation fee of $2,500. Within ten (10) Business Days after receipt of the notice and the Assignment and Acceptance, Servicer shall execute and deliver, in exchange for the surrendered Participation Certificate, a new Participation Certificate to the order of such assignee in a principal amount equal to the applicable Participating Commitment assumed by it pursuant to such Assignment and Acceptance. Such new Participation Certificate shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Participation Certificate, shall be dated the date of the surrendered Participation Certificate which it replaces, and shall otherwise be in substantially the form attached hereto.

(d)	Each Participant may, without the consent of
Sponsor or the Servicer, sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Participating Commitment and the Funded Participant's Interest owing to it), provided, however, that (i) no Participant may sell a participation in its Participating Commitment (after giving effect to any permitted assignment hereof) unless it retains an aggregate exposure of 50% of its original Participating Commitment, provided, however, sales of participations to an Affiliate of such Participant shall not be included in such calculation; provided, however, no such maximum amount shall be applicable to any such participation sold at any time there exists an Credit Event hereunder, (ii) such Participant's obligations under this Agreement shall remain unchanged, (iii) such Participant shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iv) the participating bank or other entity shall not be entitled to the benefit (except through its selling Participant) of the cost protection provisions contained in Article II of this Agreement, and (v) Sponsor, Servicer and the other Participants shall continue to deal solely and directly with each Participant in connection with such Participant's rights and obligations under this Agreement and the other Operative Documents, and such Participant shall retain the sole right to enforce the obligations of Sponsor relating to the Loans and to approve any amendment, modification or waiver of any provisions of this Agreement (other than an amendment requiring approval of 100% of the Participants). Each Participant shall promptly notify in writing the Servicer and the Sponsor of any sale of a participation hereunder and shall certify to Sponsor and Servicer its compliance with the terms hereof.

(e)	Any Participant or participant may, in connection
with the assignment or participation or proposed assignment or participation, pursuant to this Section, disclose to the assignee or participant or proposed assignee or participant any information relating to Sponsor or the other Consolidated Companies furnished to such Participant by or on behalf of Sponsor or any other Consolidated Company. With respect to any disclosure of confidential, non-public, proprietary information, such proposed assignee or participant shall agree to use the information only for the purpose of making any necessary credit judgments with respect to this credit facility and not to use the information in any manner prohibited by any law, including without limitation, the securities laws of the United States. The proposed participant or assignee shall agree not to disclose any of such information except
(i) to directors, employees, auditors or counsel to whom it is necessary to show such information, each of whom shall be informed of and shall acknowledge the confidential nature of the information, (ii) in any statement or testimony pursuant to a subpoena or order by any court, governmental body or other agency asserting jurisdiction over such entity, or as otherwise required by law (provided prior notice is given to Sponsor and the Servicer unless otherwise prohibited by the subpoena, order or law), and
(iii) upon the request or demand of any regulatory agency or authority with proper jurisdiction. The proposed participant or assignee shall further agree to return all documents or other written material and copies thereof received from any Participant, the Servicer or Sponsor relating to such confidential information unless otherwise properly disposed of by such entity.

(f)	Any Participant may at any time assign all or any
portion of its rights in this Agreement to a Federal Reserve Bank; provided that no such assignment shall release the Participant from any of its obligations hereunder.

XIII.7	Governing Law; Submission to Jurisdiction.

(a)	THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE
PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE
GOVERNED BY THE LAW (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW
PRINCIPLES THEREOF) OF THE STATE OF GEORGIA.

(b)	ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS
AGREEMENT OR ANY OTHER OPERATIVE DOCUMENT MAY BE BROUGHT IN THE SUPERIOR COURT OF FULTON COUNTY, GEORGIA, OR ANY OTHER COURT OF THE STATE OF GEORGIA OR OF THE UNITED STATES OF AMERICA FOR THE NORTHERN DISTRICT OF GEORGIA, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, SPONSOR HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE TRIAL BY JURY, AND SPONSOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.

(c)	SPONSOR HEREBY IRREVOCABLY DESIGNATES PRENTICE HALL
CORPORATION, ATLANTA, GEORGIA, AS ITS DESIGNEE, APPOINTEE AND LOCAL AGENT TO RECEIVE, FOR AND ON BEHALF OF SPONSOR, SERVICE OF PROCESS IN SUCH RESPECTIVE JURISDICTIONS IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY DOCUMENT RELATED THERETO. IT IS UNDERSTOOD THAT A COPY OF SUCH PROCESS SERVED ON SUCH LOCAL AGENT WILL BE PROMPTLY FORWARDED BY SUCH LOCAL AGENT AND BY THE SERVER OF SUCH PROCESS BY MAIL TO SPONSOR AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, BUT THE FAILURE OF SPONSOR TO RECEIVE SUCH COPY SHALL NOT AFFECT IN ANY WAY THE SERVICE OF SUCH PROCESS.
 SPONSOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SPONSOR AT ITS SAID ADDRESS, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING.

(d)	Nothing herein shall affect the right of the Servicer,
any Participant, or any Credit Party to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against Sponsor in any other jurisdiction.

XIII.8	Counterparts.

This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

XIII.9	Severability.

In case any provision in or obligation under this Agreement or the other Operative Documents shall be invalid, illegal or unenforceable, in whole or in part, in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

XIII.10	Independence of Covenants.

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitation of, another covenant, shall not avoid the occurrence of a Unmatured Credit Event or an Credit Event if such action is taken or condition exists.

XIII.11	Change in Accounting Principles, Fiscal Year or Tax Laws.

If (i) any preparation of the financial statements referred to in
Section 6.1(g) hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accounts (or successors thereto or agencies with similar functions) result in a material change in the method of calculation of financial covenants, standards or terms found in this Agreement, (ii) there is any change in Sponsor's fiscal quarter or Fiscal Year, or (iii) there is a material change in federal tax laws which materially affects any of the Consolidated Companies' ability to comply with the financial covenants, standards or terms found in this Agreement, Sponsor and the Required Participants agree to enter into negotiations in order to amend such provisions so as to equitably reflect such changes with the desired result that the criteria for evaluating any of the Consolidated Companies' financial condition shall be the same after such changes as if such changes had not been made. Unless and until such provisions have been so amended, the provisions of this Agreement shall govern.

XIII.12	Headings Descriptive; Entire Agreement.

The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement. This Agreement, the other Operative Documents, and the agreements and documents required to be delivered pursuant to the terms of this Agreement constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements, representations and understandings related to such subject matters.

	[Signatures Set Forth on Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


Address for Notices:	RUBY TUESDAY, INC.

4271 Morrison Drive
P. O. Box 160266-0001
Mobile, Alabama  36625
	By:______________________________
Attention: J. Russell Mothershed		Title:
Telecopy: (205) 344-9513

[CORPORATE SEAL]

STATE OF GEORGIA
COUNTY OF _____________


Signed, sealed and delivered
in the presence of:

_____________________________
Notary Public

Date Executed by Notary:

_____________________________
My commission expires:

______________________________

[NOTARIAL SEAL]



Address for Notices:	SUNTRUST BANK, ATLANTA, as
   Servicer
25 Park Place, N.E.
Atlanta, Georgia 30303
Attention: Center No. 113
	By:______________________________
Telecopy No. (404) 724-3716	      Title:

with a copy to:
By:______________________________
F. M. Clell Deaver, III	     Title:
25 Park Place
24th Floor
Atlanta, Georgia 30303


Address for Notices:	SUNTRUST BANK, ATLANTA

25 Park Place, N.E.
Atlanta, Georgia  30303
Attention: Center No. 113 	By:
Telecopy No.: (404) 724-3716		Name:
Title:
with a copy to:

F. M. Clell Deaver, III	By:
25 Park Place		Name:
24th Floor		Title:
Atlanta, Georgia 30303

Participating Commitment: $8,750,000.00
Pro Rata Share: 25%


Address for Notices:	AMSOUTH BANK OF ALABAMA

63 South Royal Street
Commercial Lending Department
Second Floor 	By:
Mobile, Alabama 36602 		Title:
Attention: J. Walters Ginn
Telecopy:  (334) 438-8377



Participating Commitment: $4,666,666.67
Pro Rata Share: 13.333%

Address for Notices:	WACHOVIA BANK OF GEORGIA,
N.A.
191 Peachtree Street, N.W.
Atlanta, Georgia 30303
Attention:  Leif Murphy
	Telecopy:  (404) 332-5016
	By:
Title:


Participating Commitment: $4,666,666.67
Pro Rata Share: 13.333%

Address for Notices:	FIRST AMERICAN NATIONAL BANK

First American Center
4th and Union
Nashville, TN 37237-0310	By:
Attention:  Russell S. Rogers		Title:
Telecopy:  (615) 748-6072


Participating Commitment: $4,666,666.67
Pro Rata Share: 13.333%

Address for Notices:	BARNETT BANK, N.A.

50 North Laura Street
17th Floor	By:
Jacksonville, Florida 32202	    Title:
Attention:  Melinda J. Lemen
Telecopy:  (904) 791-7023


Participating Commitment: $4,666,666.67
Pro Rata Share: 13.333%

Address for Notices:	HIBERNIA NATIONAL BANK

313 Carondelet Street
New Orleans, LA  70130
Attention: Troy Villaffara	By:
Telecopy: (504) 533-5344		Title:


Participating Commitment: $4,666,666.66
Pro Rata Share: 13.333%

Address for Notices:	FIRST TENNESSEE BANK

800 South Gay Street
Knoxville, TN 37901
Attention: John Fisher	By:
Telecopy:  (423) 971-2883		Title:


Participating Commitment: $2,916,666.66
Pro Rata Share: 8.333%